SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

The Procter & Gamble Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

THE PROCTER & GAMBLE COMPANY

Notice of Annual Meeting

and

Proxy Statement

Procter & Gamble Hall

at the Aronoff Center for the Arts

Annual Meeting of Shareholders

October 11, 2005

THE PROCTER & GAMBLE COMPANY

P.O. Box 599

Cincinnati, Ohio 45201-0599

August 30, 2005

Fellow Procter & Gamble Shareholders:

      It is my pleasure to invite you to this year’s annual meeting of shareholders, which will be held on Tuesday, October 11, 2005.

      The meeting will start at 12:00 noon, Eastern Daylight Time, at the Procter & Gamble Hall at the Aronoff Center for the Arts, 650 Walnut Street, in Cincinnati.

      I appreciate your continued confidence in the Company and look forward to seeing you on October 11.

Sincerely,

A. G. LAFLEY
CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE

THE PROCTER & GAMBLE COMPANY

P.O. Box 599
Cincinnati, Ohio 45201-0599

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

August 30, 2005

Date:	Tuesday, October 11, 2005

Time:	12:00 noon, Eastern Daylight Time

Place:	Procter & Gamble Hall at the Aronoff Center for the Arts 650 Walnut Street, Cincinnati, Ohio

Purposes of the meeting:

•	To review the minutes of the 2004 annual meeting of shareholders and the 2005 special meeting of shareholders;

•	To receive reports of officers;

•	To elect five members of the Board of Directors;

•	To vote on a proposal to ratify the appointment of the independent registered public accounting firm;

•	To vote on a proposal to amend the Company’s Amended Articles of Incorporation and Code of Regulations to eliminate references to the Executive Committee;

•	To vote on a proposal to amend the Company’s Code of Regulations to provide for the annual election of all Directors;

•	To vote on three shareholder proposals; and

•	To consider any other appropriate matters brought before the meeting.

Who may attend the meeting:

      Only shareholders, persons holding proxies from shareholders, and representatives of the media and financial community may attend the meeting.

      Shareholders attending the meeting who are hearing-impaired should identify themselves during registration so they can sit in a special section where an interpreter will be available.

What to bring:

      If your shares are registered in your name, you should bring the enclosed Admission Ticket to the meeting.

      If your shares are held in the name of a broker, trust, bank, or other nominee, you will need to bring a proxy or letter from that broker, trust, bank, or nominee that confirms that you are the beneficial owner of those shares.

Webcast of the Annual Meeting:

      If you are not able to attend the meeting in person, you may listen to a live audiocast of the meeting on the Internet by visiting http://www.pg.com/investors at 12:00 noon Eastern Daylight Time on October 11, 2005.

Record Date:

      August 12, 2005 is the record date for the meeting. This means that owners of Procter & Gamble stock at the close of business on that date are entitled to:

•	receive notice of the meeting; and

•	vote at the meeting and any adjournments or postponements of the meeting.

Annual Report:

      We have sent a copy of the annual report for the fiscal year that ended June 30, 2005 to each shareholder of record as of August 12, 2005 (except that only one annual report was sent to certain shareholders who share an address unless we have received contrary instructions from one or more of the shareholders). The annual report is not part of the proxy solicitation materials.

Householding Information:

      We have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our annual report and proxy statement unless one or more of these shareholders notifies us that they wish to continue receiving multiple copies. This procedure will reduce our printing costs and postage fees. If you are still receiving multiple copies of our annual report or proxy statement at a single address and wish to receive a single copy, please contact us at 1-800-742-6253 in the U.S., or inform us in writing at: The Procter & Gamble Company, Shareholder Services, P.O. Box 5572, Cincinnati, OH 45201-5572.

      Shareholders who participate in householding will continue to receive separate proxy cards. Householding will not in any way affect the mailing of dividend checks.

      If you participate in householding and wish to receive a separate copy of the 2005 annual report or proxy statement, or if you do not wish to participate in householding and prefer to receive separate copies of future materials, please call us toll-free at 1-800-742-6253 in the U.S., or inform us in writing at: The Procter & Gamble Company, Shareholder Services, P.O. Box 5572, Cincinnati, OH 45201-5572. We will respond promptly to such requests.

      Beneficial shareholders can request information about householding from their banks, brokers or other holders of record.

Proxy Voting:

      Your vote is important. Please vote your proxy promptly so your shares can be represented, even if you plan to attend the annual meeting. You can vote by Internet, by telephone, or by using the enclosed proxy card. Please see your proxy card for specific instructions on how to vote.

      Our proxy tabulator, Automatic Data Processing, must receive any proxy that will not be delivered in person to the annual meeting by 11:59 p.m., Eastern Daylight Time on Monday, October 10, 2005.

By order of the Board of Directors,

STEVEN W. JEMISON
Secretary

Proxy Statement

      This proxy statement and the accompanying proxy card are being mailed to Procter & Gamble shareholders beginning August 30, 2005. The Procter & Gamble Company (the “Company”), on behalf of its Board of Directors, is soliciting your proxy to vote your shares at the 2005 annual meeting of shareholders. We solicit proxies to give all shareholders of record an opportunity to vote on matters that will be presented at the annual meeting. In this proxy statement, you will find information on these matters, which is provided to assist you in voting your shares.

Voting Information

Who can vote?

      You can vote if, as of the close of business on Friday, August 12, 2005, you were a shareholder of record of the Company’s

•	Common Stock;

•	Series A ESOP Convertible Class A Preferred Stock; or

•	Series B ESOP Convertible Class A Preferred Stock.

      Each share of the Company stock gets one vote. On August 12, 2005, there were issued and outstanding

•	2,443,329,961 shares of Common Stock;

•	87,270,535 shares of Series A ESOP Convertible Class A Preferred Stock; and

•	68,326,896 shares of Series B ESOP Convertible Class A Preferred Stock.

      For The Procter & Gamble Shareholder Investment Program participants:

      If you are a participant in The Procter & Gamble Shareholder Investment Program (“SIP”), you can vote shares of Common Stock held for your account through the SIP Custodian.

      For The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan participants:

      If you are a participant in The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan, you can instruct the Trustees how to vote the shares of stock that are allocated to your account. If you do not vote your shares, the Trustees will vote them in proportion to those shares for which they have received voting instructions. Likewise, the Trustees will vote shares that have not been allocated to any account in the same manner.

How do I vote by proxy?

      Most shareholders can vote by proxy in three ways:

•	By Internet — You can vote by Internet by following the instructions on your proxy card;

•	By Telephone — In the United States and Canada you can vote by telephone by following the instructions on your proxy card; or

•	By Mail — You can vote by mail by using the enclosed proxy card.

      Please see your proxy card or the information your bank, broker, or other holder of record provided you for more information on these options.

      If you vote by proxy, your shares will be voted in the manner you indicate at the annual meeting. If you sign your proxy card but don’t specify how you want your shares to be voted, they will be voted as the Board of Directors recommends.

Can I change my vote after I return my proxy card?

      Yes. You can change or revoke your proxy by Internet, telephone, or mail at any time before the annual meeting.

Can I vote in person at the annual meeting instead of voting by proxy?

      Yes. However, we encourage you to complete and return the enclosed proxy card to ensure that your shares are represented and voted.

Voting Procedures

      Election of Directors — The five candidates receiving the most votes will be elected as members of the Board of Directors.

      Proposals — The affirmative vote of a majority of shares participating in the voting on each proposal (except for the Board’s proposals dealing with amending the Company’s Amended Articles of Incorporation and amending the Company’s Code of Regulations) is required for adoption. Abstentions and “broker non-votes” will not be counted as participating in the voting, and will therefore have no effect.

      Passage of the Board’s proposals dealing with amending the Company’s Amended Articles of Incorporation and amending the Company’s Code of Regulations requires the affirmative vote of a majority of the Company’s issued and outstanding shares. Accordingly, abstentions and broker non-votes have the same effect as votes against these proposals.

Who pays for this proxy solicitation?

      The Company does. We have hired Georgeson Shareholder Communications, Inc., a proxy solicitation firm, to assist us in soliciting proxies for a fee of $22,000 plus reasonable expenses. In addition, Georgeson and the Company’s Directors, officers, and employees may also solicit proxies by mail, telephone, personal contact, telegraph, or through on-line methods. We will reimburse their expenses for doing this.

      We will also reimburse brokers, fiduciaries, and custodians for their costs in forwarding proxy materials to beneficial owners of Company stock. Other proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the proxies.

Election of Directors

      The Board of Directors is divided into three classes. The classes are as equal in number as is possible depending on the total number of Directors at any time. Each Director serves for a term of three years. The classes are arranged so that the terms of the Directors in each class expire at successive annual meetings. This means that the shareholders elect approximately one-third of the members of the Board of Directors annually. As explained in detail on page 34, the Board is proposing at the 2005 annual meeting to move to annual elections for all Directors. This action cannot take place, however, until approved by the shareholders.

      The terms of Bruce L. Byrnes, Scott D. Cook, Charles R. Lee, W. James McNerney, Jr., and Ernesto Zedillo will expire at the 2005 annual meeting. The Board intends to nominate each of these individuals for new terms that will expire at the 2008 annual meeting.

      We don’t know of any reason why any of these nominees would not accept the nomination. However, if any of the nominees does not accept the nomination, the persons named in the proxy will vote for the substitute nominee that the Board recommends.

      The Board of Directors recommends a vote FOR Bruce L. Byrnes, Scott D. Cook, Charles R. Lee, W. James McNerney, Jr., and Ernesto Zedillo as Directors to hold office until the 2008 annual meeting of shareholders and until their successors are elected.

Nominees for Election as Directors with Terms Expiring in 2008

Bruce L. Byrnes Director since 2002 Mr. Byrnes is Vice Chairman of the Board-P&G Household Care. He is also a Director of Cincinnati Bell Inc. Age 57.

Scott D. Cook Director since 2000
Mr. Cook is Chairman of the Executive Committee of the Board of Intuit Inc. (a software and web services firm). He is also a Director of Intuit Inc. and eBay Inc. Age 53.
Member of the Compensation & Leadership Development and Innovation & Technology Committees.

Charles R. Lee Director since 1994
Mr. Lee is retired Chairman of the Board and Co-Chief Executive Officer of Verizon Communications (telecommunication services). He is also a Director of The DIRECTV Group, Inc., Marathon Oil Corporation, United Technologies Corporation and US Steel Corporation. Age 65.
Member of the Audit, Compensation & Leadership Development, and Governance & Public Responsibility Committees.

W. James McNerney, Jr. Director since 2003
Mr. McNerney is Chairman of the Board, President and Chief Executive Officer of The Boeing Company (aerospace, commercial jetliners and military defense systems). He is also a Director of The Boeing Company. Age 56.
Member of the Audit, Finance and Governance & Public Responsibility Committees.

Ernesto Zedillo Director since 2001
Dr. Zedillo is the former President of Mexico and Director of the Center for the Study of Globalization and Professor in the field of International Economics and Politics at Yale University. He is also a Director of Alcoa Inc. and Union Pacific Corporation. Age 53.
Member of the Finance and Governance & Public Responsibility Committees.

      All of the nominees for election as Directors with terms expiring in 2008, except Mr. McNerney and Dr. Zedillo, have been executive officers of their respective employers, and/or retired from such positions, for more than the past five years. Prior to his election as Chairman of the Board, President and Chief Executive Officer of The Boeing Company, Mr. McNerney was Chairman of the Board and Chief Executive Officer of 3M from 2001 until July, 2005 and President and Chief Executive Officer of General Electric Aircraft Engines from 1997 until 2000. Dr. Zedillo was President of Mexico from 1994 until 2000.

      Each of the nominees with terms expiring in 2008 was elected by the shareholders in 2002 except Mr. McNerney who was elected on May 1, 2003.

Incumbent Directors with Terms Expiring in 2006

Norman R. Augustine Director since 1989
Mr. Augustine is retired Chairman and Chief Executive Officer of Lockheed Martin Corporation (aerospace, electronics, telecommunications and information management). He is also a Director of Black and Decker Corporation and ConocoPhillips. Age 70.
Chairman of the Compensation & Leadership Development Committee and member of the Executive and Innovation & Technology Committees.

A. G. Lafley Director since 2000
Mr. Lafley is Chairman of the Board, President and Chief Executive of the Company. He is also a Director of General Electric Company. Age 58.
Chairman of the Executive Committee.

Johnathan A. Rodgers Director since 2001 Mr. Rodgers is President and Chief Executive Officer of TV One, LLC (media and communications). Age 59. Member of the Innovation & Technology Committee.

John F. Smith, Jr. Director since 1995
Mr. Smith is Chairman of the Board of Delta Air Lines, Inc. and retired Chairman of the Board and CEO of General Motors Corporation (automobile and related businesses). He is also a Director of Delta Air Lines, Inc. and Swiss Reinsurance Company. Age 67.
Chairman of the Audit Committee and member of the Governance & Public Responsibility Committee.

Margaret C. Whitman Director since 2003
Ms. Whitman is President and Chief Executive Officer of eBay Inc. (a global on-line marketplace for the sale of goods and services). She is also a Director of eBay Inc., Gap, Inc. and Dreamworks Animation SKJ, Inc. Age 49.
Member of the Compensation & Leadership Development and Governance & Public Responsibility Committees.

      All of the Directors with terms expiring in 2006, except Mr. Rodgers, have been executive officers of their respective employers, and/or retired from such positions, for more than the past five years. Prior to his appointment as President and Chief Executive Officer of TV One, Mr. Rodgers was President of Discovery Networks, U.S. from 1996 until 2002.

      Each of the Directors with terms expiring in 2006 was elected by the shareholders at the annual meeting in 2003.

Incumbent Directors with Terms Expiring in 2007

R. Kerry Clark Director since 2002 Mr. Clark is Vice Chairman of the Board-P&G Family Health. He is also a Director of Textron Inc. Age 53.

Joseph T. Gorman Director since 1993
Mr. Gorman is retired Chairman and Chief Executive Officer of TRW Inc. (automotive, aerospace and information systems) and Chairman and Chief Executive Officer of Moxahela Enterprises, LLC (venture capital). He is also a Director of Alcoa Inc., National City Corporation and Imperial Chemical Industries plc. Age 67.
Chairman of the Finance Committee and member of the Compensation & Leadership Development and Executive Committees.

Lynn M. Martin Director since 1994
Ms. Martin is a former Professor at the J. L. Kellogg Graduate School of Management, Northwestern University and Chair of the Council for the Advancement of Women and Advisor to the firm of Deloitte & Touche LLP for Deloitte’s internal human resources and minority advancement matters. She is also a Director of SBC Communications, Inc., Ryder System, Inc., Dreyfus Funds and Constellation Energy Group. Age 65.
Member of the Finance Committee.

Ralph Snyderman, M.D. Director since 1995
Dr. Snyderman is Chancellor Emeritus, James B. Duke Professor of Medicine at Duke University. He is also a Director of Axonyx Inc. and Cardiome Pharma Corporation. Age 65.
Chairman of the Innovation & Technology Committee and member of the Finance Committee.

Robert D. Storey Director since 1988
Mr. Storey is a retired partner in the law firm of Thompson Hine, L.L.P., Cleveland, Ohio. He is also a Director of Verizon Communications. Age 69.
Chairman of the Governance & Public Responsibility Committee and member of the Finance Committee.

      All of the Directors with terms expiring in 2007, except Ms. Martin and Mr. Storey, have been executive officers of their respective employers, and/or retired from such positions, for more than the past five years. Ms. Martin was a Professor at Northwestern University from 1993 until 1999. Mr. Storey was a partner in the law firm of Thompson Hine, L.L.P. from 1993 until 2004.

      Each of the Directors with terms expiring in 2007 was elected by the shareholders at the annual meeting in 2004.

The Board of Directors

      The Board of Directors has general oversight responsibility for the Company’s affairs pursuant to Ohio’s General Corporation Law and the Company’s Code of Regulations and By Laws. In exercising its fiduciary duties, the Board of Directors represents and acts on behalf of the shareholders. Although the Board of Directors does not have responsibility for the day-to-day management of the Company, it stays informed about the business and provides guidance to management through periodic meetings, site visits and other interactions. The Board is deeply involved in the Company’s strategic planning process, leadership development and succession planning. Additional details concerning the role and structure of the Board of Directors are in the Corporate Governance Guidelines which can be found in the corporate governance section of the Company’s website, www.pg.com.

Committees of the Board

      To facilitate deeper penetration of certain key areas of oversight, the Board of Directors has established five Committees. Membership on these Committees is shown in the following chart.

	Compensation &	Governance &
Audit	Leadership Development	Public Responsibility

Mr. Lee	Mr. Augustine*	Mr. Lee
Mr. McNerney	Mr. Cook	Mr. McNerney
Mr. Smith*	Mr. Gorman	Mr. Smith
	Mr. Lee	Mr. Storey*
	Ms. Whitman	Ms. Whitman
Dr. Zedillo

Finance	Innovation & Technology

Mr. Gorman*	Mr. Augustine
Mr. McNerney	Mr. Cook
Ms. Martin	Mr. Rodgers
Dr. Snyderman	Dr. Snyderman*
Mr. Storey
Dr. Zedillo

      * Committee Chair

      The Audit Committee met ten times during the fiscal year ended June 30, 2005, with representatives of Deloitte & Touche LLP, the Company’s independent registered public accounting firm, and financial management to review accounting, control, auditing and financial reporting matters. All members of the Committee are independent under the New York Stock Exchange listing standards and the Board of Directors’ Guidelines for Determining the Independence of its Members (“Independence Guidelines”). The Audit Committee has the responsibilities set forth in its charter with respect to the quality and integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements; the Company’s overall risk management profile; the independent registered public accounting firm’s qualifications and independence; the performance of the Company’s internal audit function and the independent registered public accounting firm; preparing the annual Audit Committee Report to be included in the Company’s proxy statement; and assisting the Board of Directors and the Company in interpreting and applying the Company’s Worldwide Business Conduct Manual. The Audit Committee’s charter can be found in the corporate governance section of the Company’s corporate website, www.pg.com.

      The Compensation & Leadership Development Committee is the successor to the Compensation Committee. It met seven times during the fiscal year ended June 30, 2005. All members of the Committee are independent under the New York Stock Exchange listing standards and the Independence Guidelines. The Compensation & Leadership Development Committee has the responsibilities set forth in its charter with respect to overseeing overall Company compensation policies and their specific application to principal officers elected by the Board of Directors and to members of the Board of Directors; preparing an annual report on executive compensation for inclusion in the Company’s proxy statement; and assisting the Board in the development and evaluation of principal officers. The Compensation & Leadership Development Committee’s charter can be found in the corporate governance section of the Company’s corporate website, www.pg.com.

      The Finance Committee met three times during the fiscal year ended June 30, 2005. The Finance Committee has the responsibilities set forth in its charter with respect to overseeing financial matters of importance to the Company. Topics considered by this Committee include the Company’s annual financing plans, global financing principles and objectives, financial strategies and capital structures, funding and oversight of the Company’s pension and benefit plans, the Company’s insurance program, the financial implications of major investments, restructurings, joint ventures, acquisitions and divestitures, and the impact of various finance activities on debt ratings. The Finance Committee’s charter can be found in the corporate governance section of the Company’s corporate website, www.pg.com.

      The Governance & Public Responsibility Committee replaces the former Governance & Nominating and Public Policy Committees. Before the creation of the Governance & Public Responsibility Committee, the Governance & Nominating Committee met four times and the Public Policy Committee met one time during the fiscal year ended June 30, 2005. After its creation, the Governance & Public Responsibility Committee also met three times during the fiscal year ended June 30, 2005. All members of the Governance & Public Responsibility Committee are independent under the New York Stock Exchange listing standards and the Independence Guidelines. The Governance & Public Responsibility Committee has the responsibilities set forth in its charter with respect to identifying individuals qualified to become members of the Board of Directors; recommending when new members should be added to the Board; recommending individuals to fill vacant Board positions; recommending the Director nominees for the next annual meeting of shareholders; periodically developing and recommending updates to the Company’s Corporate Governance Guidelines; other issues related to Director governance and ethics; evaluation of the Board of Directors and its members; and overseeing matters of importance to the Company and its stakeholders, including employees, consumers, customers, suppliers, shareholders, governments, local communities and the general public. Public responsibility topics considered by this Committee include organization diversity, sustainable development, community and government relations, product quality and quality assurance systems and corporate reputation. The Governance & Public Responsibility Committee’s charter can be found in the corporate governance section of the Company’s corporate website, www.pg.com.

      The Innovation & Technology Committee met two times during the fiscal year ended June 30, 2005. The Innovation & Technology Committee has the responsibilities set forth in its charter with respect to overseeing and providing counsel on matters of innovation and technology. Topics considered by this Committee include the Company’s approach to technical and commercial innovation, the innovation and technology acquisition process, and tracking systems important to successful innovation. The Innovation & Technology Committee’s charter can be found in the corporate governance section of the Company’s corporate website, www.pg.com.

      In addition to the five Committees described above, the Company’s Code of Regulations establishes an Executive Committee. The Executive Committee did not meet during the fiscal year ended June 30, 2005. Mr. Lafley serves as Chairman of the Committee. The other members of this Committee are Messrs. Augustine and Gorman. This Committee has the authority to oversee the Company’s business and affairs between meetings of the Board of Directors. The Executive Committee’s charter can be found in the corporate governance section of the Company’s corporate website, www.pg.com. As explained in more detail on page 33, the Board of Directors proposes in this proxy to eliminate the Executive Committee, thereby reducing the total number of Committees to five.

      The Company’s Committee Charter Appendix which applies to all Committees can be found in the corporate governance section of the Company’s corporate website, www.pg.com.

Board and Committee Meeting Attendance

      During the fiscal year ended June 30, 2005, the Board of Directors held 13 meetings and Committees of the Board of Directors held a total of 30 meetings. Average attendance at these meetings by nominees and incumbents serving as Directors during the past year was in excess of 90%. The Company’s proposed acquisition of The Gillette Company largely caused the increase in the number of meetings of the Board and its Committees.

Corporate Governance Guidelines

      The Board of Directors has adopted Corporate Governance Guidelines to set forth its agreements concerning overall governance practices. These Guidelines can be found in the corporate governance section of the Company’s corporate website, www.pg.com. Shareholders can request a copy of the Guidelines by writing to the Company Secretary.

Director Independence

      In addition to the Corporate Governance Guidelines, the Board has adopted Independence Guidelines, which can be found in the corporate governance section of the Company’s corporate website, www.pg.com. The Board of Directors has determined the following Directors are independent under the New York Stock Exchange listing standards and the Independence Guidelines: Norman R. Augustine, Scott D. Cook, Joseph T. Gorman, Charles R. Lee, Lynn M. Martin, W. James McNerney, Jr., John F. Smith, Jr., Ralph Snyderman, Robert D. Storey, Margaret C. Whitman and Ernesto Zedillo.

Code of Ethics

      For a number of years, the Company has had, in one form or another, a code of ethics for its employees. The Company has adopted a revised version of its code of ethics to comply with SEC regulations and New York Stock Exchange listing standards.

      This code of ethics is contained in the Worldwide Business Conduct Manual, which applies to all of the Company’s employees, officers and Directors, and is available on the Company’s website at www.pg.com. The Manual is firmly rooted in the Company’s long-standing Purpose, Values and Principles, which can also be found on the Company’s website at www.pg.com. During the fiscal year ended June 30, 2005, the Company continued its broad scale deployment of the Manual in 29 different languages, including on-line training.

Presiding Director and Executive Sessions

      After consultation with the Governance & Public Responsibility Committee, the non-employee members of the Board of Directors appointed Norman R. Augustine to serve as the Presiding Director for fiscal year 2005-06. Mr. Augustine also served as Presiding Director during fiscal year 2004-05. The Presiding Director acts as the key liaison with the Chief Executive, assists in setting the Board agenda, chairs the executive sessions and communicates Board of Directors’ feedback to the Chief Executive. The non-employee Directors met five times during the year without the presence of management Directors or employees of the Company to discuss various matters related to oversight of the Company, the management of Board affairs and the Chief Executive’s performance.

Communication with Directors

      Shareholders and others who wish to communicate with the Board of Directors or any particular Director, including the Presiding Director, may do so by writing to the following address:

[Name of Director(s) or Board of Directors]
The Procter & Gamble Company
c/o Secretary
One Procter & Gamble Plaza
Cincinnati, OH 45202-3315

      All such correspondence is reviewed by the Secretary’s office, which enters the material into a log for tracking purposes. The Board of Directors has asked the Secretary’s office to forward to the appropriate Director(s) all correspondence, except for items unrelated to the functions of the Board of Directors, business solicitations, advertisements and materials that are profane.

Shareholder Recommendations of Board Nominees

      The Governance & Public Responsibility Committee will consider shareholder recommendations for candidates for the Board, which should be submitted to:

Chairman of the Governance & Public Responsibility Committee
The Procter & Gamble Company
c/o Secretary
One Procter & Gamble Plaza
Cincinnati, OH 45202-3315

      Shareholder recommendations should include the name of the candidate, as well as relevant biographical information. The minimum qualifications and preferred, specific qualities and skills required for Directors are set forth in Article II, Sections B through E of the Company’s Corporate Governance Guidelines. The Committee considers all candidates using these criteria, regardless of the source of the recommendation. The Committee’s process for evaluating candidates includes the considerations set forth in Article II, Section B of the Committee’s Charter. After initial screening for minimum qualifications, the Committee determines appropriate next steps, including requests for additional information, reference checks and interviews with potential candidates. In addition to shareholder recommendations, the Committee also relies on recommendations from current Directors, Company personnel and others. From time to time, the Committee may engage the services of outside search firms to help identify candidates. During the fiscal year ended June 30, 2005, no such engagement existed (or currently exists) and no funds were paid to outside parties in connection with identification of nominees. All nominees for election as Directors currently serve on the Board and are known to the Committee in that capacity.

Annual Meeting Attendance

      The Board’s expectation is that all its members attend the annual meeting of shareholders. All Directors attended the 2004 annual meeting.

Director Compensation

      Directors who are Company employees do not receive Directors’ fees.

      Non-employee Directors received the following compensation:

•	A grant of restricted stock units on October 12, 2004 with a value of approximately $100,000 on the date of grant (these units will not convert to stock until one year following retirement from the Board;

•	An annual retainer fee of $75,000 paid in quarterly increments, which the Directors can elect to receive as Common Stock or deferred compensation;

•	A Committee meeting fee of $2,000 for every Committee meeting attended; and

•	The Chairman of the Audit Committee received an additional $15,000 annual retainer. The Chairmen of the Compensation & Leadership Development, Finance, Governance & Public Responsibility and Innovation & Technology Committees received an additional $10,000 annual retainer.

      Stock and Restricted Stock Unit awards made to non-employee Directors are made under The Procter & Gamble 2003 Non-Employee Directors’ Stock Plan, as approved by shareholders on October 14, 2003.

      The following table presents the compensation provided by the Company to the non-employee Directors for fiscal year 2004-05.

NON-EMPLOYEE DIRECTOR COMPENSATION TABLE

	Annual		Committee	Committee
	Cash	Restricted	Meeting	Chairman
Name	Retainer	Stock Units	Fees	Fee	Total

Norman R. Augustine	$75,000	$100,000	$16,000	$10,000	$201,000
Scott D. Cook	75,000	100,000	16,000	0	191,000
Joseph T. Gorman	75,000	100,000	18,000	7,500	200,500
Charles R. Lee	75,000	100,000	42,000	5,000	222,000
Lynn M. Martin	75,000	100,000	8,000	0	183,000
W. James McNerney, Jr.	75,000	100,000	38,000	0	213,000
Johnathan A. Rodgers	75,000	100,000	6,000	0	181,000
John F. Smith, Jr.	75,000	100,000	36,000	15,000	226,000
Ralph Snyderman	75,000	100,000	10,000	7,500	192,500
Robert D. Storey	75,000	100,000	14,000	7,500	196,500
Margaret C. Whitman	75,000	100,000	22,000	0	197,000
Ernesto Zedillo	75,000	100,000	14,000	0	189,000

      Non-employee Directors also receive life insurance coverage in the amount of $750,000, payable in the event of accidental death or disability occurring while traveling on Company business.

      If a non-employee Director elects to defer cash fees under The Procter & Gamble Deferred Compensation Plan for Directors, such fees are credited to the Director’s account but not funded. Interest is credited to the account at the end of each month at the prime rate then in effect at J. P. Morgan Chase. This type of deferred compensation account is payable either upon the retirement of the Director or after a term of years after retirement specified by the Director.

Stock Ownership Guidelines for Non-employee Directors

      All non-employee Directors must own Company stock (and/or restricted stock units) worth six times their annual cash retainer. All Directors have already reached this goal or are anticipated to reach it by the end of the calendar year 2005.

Charitable Gifts Program

      The Board of Directors has a Charitable Gifts Program funded by life insurance on the lives of the non-employee members of the Board of Directors and the Chief Executive. Effective July 1, 2003, the program was discontinued for any new Directors; however, current participants will retain coverage. Directors receive no financial benefit from the program because the Company receives all insurance proceeds and charitable deductions. Under this program, the Company makes charitable contributions of up to a total of $1 million following the death of a participant. These contributions are divided among up to five charitable organizations selected by the participant. The following current and retired Directors are participants in this program: David M. Abshire, Edwin L. Artzt, Norman R. Augustine, Donald R. Beall, Theodore F. Brophy, Richard B. Cheney, Scott D. Cook, Domenico DeSole, Richard J. Ferris, Joseph T. Gorman, Robert A. Hanson, Durk I. Jager, A. G. Lafley, Joshua Lederberg, Charles R. Lee, Lynn M. Martin, W. James McNerney, Jr., John E. Pepper, David M. Roderick, Johnathan A. Rodgers, John G. Smale, John F. Smith, Jr., Ralph Snyderman, Robert D. Storey, Margaret C. Whitman, Marina v.N. Whitman and Ernesto Zedillo.

Report of the Compensation & Leadership Development Committee of the

Board of Directors on Executive Compensation

Introduction

      The Compensation & Leadership Development Committee of the Board of Directors is responsible for ensuring that the Company’s executive compensation policies, practices and systems are competitive and reflect the long-term interests of shareholders. None of us has been an officer or recent employee of the Company, and each of us is considered independent for purposes of applicable New York Stock Exchange listing standards as well as the Independence Guidelines. You can learn more about the Committee’s purpose, responsibilities, structure and other details by reading the Committee’s charter and the Company’s Committee Charter Appendix which can be found in the corporate governance section of the Company’s corporate website, www.pg.com.

      We are also responsible for reporting on the Company’s executive compensation each year, as part of the annual proxy statement. This Report explains:

•	The Company’s total compensation philosophy;

•	Key components of executive compensation, including those of the Chief Executive;

•	The factors we considered as we established compensation levels; and

•	Details regarding deferral policies, stock ownership and share retention requirements and deductibility of qualifying compensation.

Summary

      This section summarizes the Committee’s full report.

      The Company’s executive compensation is based on a few simple principles: pay competitively, pay for performance, and design compensation programs that support the business. These principles have served the Company well, and have enabled the Company to deliver strong shareholder value increases over time. Additionally, these principles have assisted the Company in developing and retaining extraordinary executive talent — an achievement few other major corporations have matched.

      At the executive level, a substantial portion of total compensation is comprised of variable, at-risk incentive programs, with the majority based on the Company’s long-term success. Company executives are compensated at competitive levels with individuals performing similar jobs in comparable companies and achieving similar results. This conclusion is based on comprehensive surveys by Hewitt Associates, which is an independent outside compensation consulting firm, and on the opinion of Frederic W. Cook & Co., a retained consultant who does no other work with the Company or its management and reports exclusively to this Committee.

      We compare the Company’s pay structure and its business, financial and stock price performance to a benchmark group (“Compensation Survey Group”) that consists of two kinds of companies – those we compete with in the marketplace and those outside our industry with whom we compete for talent. The group includes 25 companies. We periodically evaluate the Compensation Survey Group’s composition to ensure it remains relevant, and update it accordingly. For this past year the companies were:

3M Altria Group Boeing Bristol-Myers Squibb Coca-Cola Colgate-Palmolive Co. Du Pont Exxon Mobil General Electric	General Mills General Motors Gillette Co. Hewlett-Packard IBM Johnson & Johnson Kimberly Clark Corp. Kraft Foods Inc.	Lockheed Martin Merck Motorola PepsiCo Pfizer Sara Lee Corporation Verizon Communications Wyeth

      There were no changes to the Compensation Survey Group compared to fiscal year 2003-04.

      For fiscal year 2004-05, the Committee established compensation targets for the Company’s executive officers at the median of the Compensation Survey Group, based on the latest available data. Depending on results, actual compensation can be below as well as above target. Actual total compensation was above these targets because of strong business and financial performance at the Company.

•	Components

      There are three major components of the Company’s executive compensation program: base salaries, annual incentives and long-term incentives. All these components are designed to deliver year-to-year and long-term shareholder value increases. In fact, the vast majority of executives’ compensation is at risk, vests over time, and is tied directly to the Company’s long-term success.

•	Criteria and Company Results

      The Company sets compensation levels each year based on five criteria:

•	The Company’s absolute performance, measured by unit volume growth, net sales growth, earnings per share growth, free cash flow growth and total shareholder return;

•	The Company’s performance relative to its established goals;

•	The Company’s performance relative to its Compensation Survey Group;

•	Compensation targets for specific positions set at the median of the Compensation Survey Group; and

•	Individual contributions to Company performance.

      Additionally, we expect executives to uphold the fundamental principles embodied in the Company’s Statement of Purpose, Values and Principles, plus the Worldwide Business Conduct Manual, the Sustainability Report, and the Environmental Quality Policy. These fundamental principles include a commitment to integrity, maximizing the development of each individual, developing a diverse organization, and continually improving the environmental quality of the Company’s products and operations. In upholding these fundamental principles, executives not only contribute to their own success, but also help ensure that the Company’s business, employees, shareholders, and the communities in which the Company operates will prosper.

      In terms of the Company’s performance against these criteria, results during fiscal year 2004-05 were once again very strong. More specifically, our compensation decisions were influenced by the Company’s results on the following key performance metrics.

—	Volume +8%

—	Net sales +10%; up 8% excluding the impact of favorable foreign currency rate movements

—	Earnings per share +15%

—	Free cash flow of 90% of net earnings

      The Company’s performance on each of these criteria met or exceeded previously established targets. We also considered other indicators of the health of the Company’s business. Market shares continue to increase broadly across the businesses. In addition, despite a challenging cost environment, particularly on certain commodities including petroleum related products, the Company improved its cost structure. Progress was also broad based as all Global Business Units, each of the 16 largest countries and each of the 17 billion dollar brands grew volume in fiscal year 2004-05. Total shareholder return was in the top half of the peer group.

•                       Chief Executive Compensation

      Mr. Lafley is compensated in accordance with the principles and criteria summarized above. More than 90% of Mr. Lafley’s total compensation is at-risk based on the Company’s performance. His total compensation in fiscal year 2004-05 reflects the Company’s strong performance during the year as well as the sustained results over the past five years. We also considered steps taken by Mr. Lafley to sustain the Company’s strong results in the future.

      The strength of the Company’s business and financial performance has resulted in total compensation for Mr. Lafley that is above the Compensation Survey Group median.

•	Mr. Lafley’s base salary was $1,700,000 for fiscal year 2004-05.

•	His annual Short-Term Achievement Reward (“STAR”) was $3,500,000 for fiscal year 2004-05.

•	He received 764,306 stock options in fiscal year 2004-05 for his performance in fiscal year 2003-04.

•	Under the Company’s Business Growth Program (“BGP”) for the one year performance period ended June 30, 2005, Mr. Lafley earned the maximum award payable of $6,800,000. As explained on pages 17-18 the current BGP cycle was reduced to one year and accordingly, one-third of the total three-year payment was made. This amount will be paid entirely in the form of restricted stock units. One-half of the shares associated with these units will be delivered to Mr. Lafley in three years (September 2008) and the other one-half will be delivered upon his retirement. This further links Mr. Lafley’s compensation with the long-term growth of the Company.

      The other named executive officers are compensated according to the same principles, practices and programs as the Chief Executive.

      Details for each of the areas highlighted in this summary are included in the following pages.

Elements of Executive Compensation

      All the elements of the Company’s executive compensation program – base salaries, annual incentives and long-term incentives — are designed to deliver year-to-year and long-term shareholder value increases. In fact, the vast majority of executives’ compensation is at risk, vests over time, and is tied directly to the Company’s long-term success.

      There are three elements of executive compensation:

•	Base salaries;

•	Annual incentives through the STAR program; and

•	Long-term incentives that include equity awards that may be delivered in the form of stock options, restricted stock and restricted stock units (through the Company’s shareholder-approved 2001 Stock and Incentive Compensation Plan (“2001 Stock Plan”)) and the Company’s Business Growth Program (under the Company’s 2001 Stock Plan and Additional Remuneration Plan).

•	Base Salaries

      We establish base salary ranges based on careful examination of survey data for our Compensation Survey Group, gathered by Hewitt, a leading consulting firm specializing in executive compensation. Salary ranges, combined with annual incentive compensation, are targeted at the median of the Compensation Survey Group. Within the established ranges, base salary increases reflect each executive’s performance and experience.

•	Annual Incentives

      STAR is the Company’s annual incentive program. All awards are made within the authority of the Additional Remuneration Plan, which dates back to 1949, and the 2001 Stock Plan. Executives can choose between receiving all or some portion of their STAR awards in the form of cash, stock options, restricted stock units or deferred cash under the Executive Deferred Compensation Plan.

      Under STAR, awards are based on two factors:

1.	Overall Company results, measured by total shareholder return relative to similar consumer product companies and earnings per share growth relative to a pre-established target.

2.	Specific business unit results, determined through a retrospective assessment of each business unit’s performance, including volume, sales, market share, profits, operating cash flow, operating total shareholder return and performance relative to competitors.

      Differences in performance result in significantly different levels of annual incentive compensation, for various business units both upward and downward. For example, specific business unit factors for fiscal year 2004-05 ranged from 90% to 165%.

      As a result of strong overall Company performance, as well as combined business unit results that were significantly above targeted performance goals, the fiscal year 2004-05 STAR program paid out awards that were, on average, well above target.

      P&G shareholders approved the acquisition of Gillette on July 12, 2005. The acquisition is expected to close within the next few months. The Board and P&G Management are confident that combining P&G and Gillette will create substantial and sustainable shareholder value over the long term. Near term, the Company must focus on the successful integration of the Gillette business and delivery of growth and cost synergies, while maintaining momentum in the core business. The dilutive impact of the acquisition is expected to reduce P&G earnings by 25 to 35 cents per share in the first 12-month period following closing, and 5 to 10 cents per share in the second 12-month period following the closing. In the third 12-month period following closing, the acquisition is projected to add 1 to 5 cents per share.

      The near term impacts of the proposed transaction caused the Committee to reconsider certain aspects of P&G’s incentive compensation programs. Subject to closing of the transaction, the Committee approved modifications to the STAR program. In view of the importance of successfully integrating the Gillette acquisition, an additional factor will be used in determining STAR awards beginning fiscal year 2005-06. This “Gillette Factor” will be determined by assessing performance during the fiscal year on various metrics related to integration goals including: sustaining the overall health of both the P&G and Gillette businesses during this period (based on market share and earnings progress); achieving sales, research and administrative budget and synergy objectives; meeting enrollment reduction targets; and staying within integration cost and restructuring estimates. This will put payments for all STAR participants at risk based on the achievement of integration goals. Under the revised STAR program, participants may end up earning more or less than they would have without this change.

•                       Long-Term Incentives

      We award long-term incentives through the 2001 Stock Plan, approved by shareholders on October 9, 2001 and/or the Additional Remuneration Plan. Awards under both programs focus executives’ attention on the longer-term performance of the Company. When long-term incentive programs pay awards at target, the combined long-term component of executive officers’ compensation will be consistent with the median opportunity for long-term compensation of the Compensation Survey Group for comparable positions.

●	2001 Stock Plan

      The Company may make awards of stock options, restricted stock, and/or restricted stock units under the shareholder-approved 2001 Stock Plan (which succeeded previous shareholder-approved stock plans dating back to 1952). These awards are given to employees who have demonstrated a capacity for contributing substantially to the success of the Company. As part of an appropriate mix of compensation elements, stock options encourage these managers to act as owners of the business, which helps to further align their interests with those of shareholders. Stock Appreciation Rights (SARs) are granted instead of stock options in countries where the holding of foreign stock is restricted.

      Pursuant to the terms of the 2001 Stock Plan, the Company makes stock option grants at no less than 100% of the market price on the date of grant and the options cannot be repriced to a price that is below the market price on the date of grant. Stock options and SARs are fully exercisable after three years and have a maximum term of ten years.

      The target number of shares to be awarded to an individual is based on the median competitive values of our Compensation Survey Group. For those elected to receive an award, this target amount can be adjusted by as much as plus or minus 50% based on an individual’s contribution to the Company. The number of options currently held by each executive is not considered in determining awards.

●	Business Growth Program

      The Business Growth Program is normally a three-year performance program. Approximately 35 senior executive officers were included in BGP. Each was assigned a target amount (“Target Award”) for the three-year performance period. Taken together, each executive’s stock options at target and BGP at target represent total long-term incentive compensation equal to the median long-term incentive compensation of the Compensation Survey Group for comparable positions. The Committee determines actual BGP awards based on an assessment of Company performance versus pre-established financial measures for diluted earnings per share (“EPS”) growth and operating total shareholder return. A BGP cycle was implemented as a three-year performance plan covering the period from July 1, 2004 through June 30, 2007. However, the pending acquisition of Gillette requires a number of modifications to the initial program design.

      The Compensation & Leadership Development Committee believes it is essential that the goals of P&G’s compensation programs are directly linked to business results. Accordingly, we evaluated the Company’s BGP program to ensure it will remain consistent with shareholder interests following the Gillette merger. After careful consideration, we have discontinued the current three-year BGP cycle at the end of its first year (June 30, 2005) and adjusted potential payouts accordingly. In its place, we have established a new three-year cycle, beginning July 1, 2005. We have chosen to restart the program cycle so that management compensation is linked more directly to the successful integration of Gillette.

      For the one-year period just completed, the BGP program paid out at the maximum of 200% of target, reflecting very strong EPS growth and operating total shareholder return.

      By starting a new BGP cycle, we ensure that management compensation reflects results of all the Company’s businesses, including those acquired from Gillette. More specifically, management will be incented to minimize the dilution of EPS in the first two 12-month periods following closing and deliver accretive EPS in the third 12-month period following closing. The revised program will pay out at target compensation levels for the full three 12-month periods only if, by the third 12-month period following closing, the Company achieves its operating total shareholder return goal and delivers three-year 10% compound EPS growth for P&G’s current business, while also achieving its accretion goal for Gillette. Consequently, management compensation is at risk to achieve the profitable growth objectives of both Gillette and current P&G. Depending on actual results, participants may earn more or less than target.

      Progress awards of 30% of the total anticipated award may be made based on actual performance for the one-year period ending June 30, 2006 and for the two-year period ending June 30, 2007. Progress awards will be made only if performance targets are met or exceeded.

      For the new BGP cycle, as well as the year just completed, one-half of any amounts earned will be paid in the form of three-year restricted stock units. The remaining half can be paid in cash, deferred cash via the Executive Deferred Compensation Plan or restricted stock units, with the term elected by the officer. For the CEO, the entire award will be delivered in restricted stock units as discussed below.

Chief Executive Compensation

      The Committee established compensation levels for Mr. Lafley using the same principles applied to all Company executives. Mr. Lafley’s total compensation opportunity is competitive with that of chief executives in the Compensation Survey Group, is linked directly to his and the Company’s performance, is aligned with business strategies and results, and is focused on rewarding sustained, long-term growth.

      The Committee reviewed all elements of Mr. Lafley’s total compensation opportunity including salary, bonus, equity and long-term incentive compensation, accumulated, realized and unrealized stock option and restricted stock gains and the cost to the Company of all benefits and perquisites. A tally sheet displaying all of the above components was reviewed by the Committee. The Committee also reviewed potential future compensation under a variety of future circumstances.

      Meeting in executive session without the presence of any Company employee, we determined the amount of Mr. Lafley’s base salary and STAR award. The Committee’s action was reviewed and discussed by the non-employee Directors in executive session of the Board of Directors. We also approved the performance goals for Mr. Lafley’s annual incentive and long-term incentive award opportunities for fiscal year 2005-06.

•	Annual and Long-Term Incentive Awards

      We primarily considered the following factors in determining Mr. Lafley’s annual and long-term incentive awards:

•	The Company’s overall results;

•	Mr. Lafley’s individual performance including his high ethical standards;

•	The compensation of other chief executives in our Compensation Survey Group; and

•	Our stated compensation philosophy.

      In addition, we considered several outcomes of Mr. Lafley’s efforts that are focused on sustaining growth into the future:

•	The inspirational and in-touch leadership that causes people and organizations to seek new levels of understanding of consumers, customers, communities and competitors;

•	The insistence that all employees meet the highest ethical standards of behavior. This year an updated and detailed ethics manual was deployed to all employees in 29 languages including on-line training;

•	The clarity and effectiveness of business strategies;

•	The results and advantages that flow from the Company’s global structure of global businesses, market development groups, business services and lean corporate functions;

•	The continued emphasis on the development of top talent and potential successors for key executive positions, including the Chief Executive. The Company is recognized externally as one of the premier developers of leaders;

•	The actions to strengthen the Company’s portfolio of businesses and build shareholder value with the planned acquisition of Gillette; and

•	The strengthened emphasis on organization diversity, reflected in the unprecedented diversity of Company leadership including the addition this year of the Company’s first female Vice Chair.

•	Base Salary

●	Fiscal Year 2004-05

      Mr. Lafley’s base salary for fiscal year 2004-05 was $1,700,000.

●	Fiscal Year 2005-06

      Mr. Lafley’s salary will continue to be $1,700,000 for fiscal year 2005-06 and, in combination with his STAR target, his short-term compensation opportunity is consistent with the median of his peer group.

•	Annual Incentive Award

●	Fiscal Year 2004-05

      Mr. Lafley earned an annual incentive award under the STAR program for fiscal year 2004–05 in accordance with a formula established at the beginning of the year, which was applicable to the executives listed in the Summary Compensation Table.

      Mr. Lafley’s STAR target for fiscal year 2004-05 was 130% of base salary. This STAR target, when combined with his base salary, was consistent with the median of short-term target compensation for chief executives in our Compensation Survey Group.

      Mr. Lafley’s actual annual incentive award of $3,500,000 is reflective of the Company’s strong business and financial performance and his outstanding leadership of the organization.

●	Fiscal Year 2005-06

      Mr. Lafley’s STAR target will be increased so that his total short-term compensation target (base salary plus annual bonus) for fiscal year 2005-06 is consistent with the median of compensation targets for chief executive officers in the Compensation Survey Group. Mr. Lafley’s STAR target was set at 140% of his base salary for fiscal year 2005-06.

•	Long-Term Incentive Awards

●	Fiscal Year 2004-05

      Mr. Lafley’s total long-term incentive award target was consistent with the median of long-term incentive awards paid to chief executives in our Compensation Survey Group, based on the latest available data. In fiscal year 2004–05, we awarded Mr. Lafley long-term incentives in the form of stock options and the payout of his one-year BGP award as discussed earlier in the Elements of Executive Compensation section.

—               Stock Options

      In February 2005, we granted Mr. Lafley 764,306 stock options, the Committee set this amount significantly above the median competitive value in recognition of his performance in fiscal year 2003–04. The value of stock options is directly tied to future growth in shareholder value.

—               Business Growth Program

      Under BGP, Mr. Lafley earned an award of $6,800,000 based on very strong EPS and operating total shareholder return performance during the one-year performance period. Mr. Lafley’s award was made on the same basis as the other participants in the Plan. This amount will be paid to Mr. Lafley entirely in the form of restricted stock units. One-half of the shares associated with these restricted stock units will be delivered to Mr. Lafley in three years (September 2008) and, the other one-half will be delivered upon his retirement. Consequently, the value of this award to Mr. Lafley is directly tied to the Company’s future growth in shareholder value.

●	Fiscal Year 2005-06

      Mr. Lafley’s total target long-term incentive award opportunity has been set at the median of long-term incentive awards paid to chief executives in our Compensation Survey Group, based on the latest available data.

      Mr. Lafley will participate in the three-year performance program (BGP) covering the period July 1, 2005 through June 30, 2008 as discussed in the Elements of Executive Compensation section. If performance goals are fully achieved, Mr. Lafley’s total award for the three-year period would be $10,200,000. Mr. Lafley’s award may be more or less than this amount at the end of the three-year period, depending on the Company’s actual results.

      Any amounts earned will be delivered in the form of restricted stock units, with one-half in the form of three-year restricted stock units and the other half delivered in units restricted until Mr. Lafley’s retirement from the Company.

Miscellaneous Items

•                       Stock Ownership Requirements and Required Holding Periods

●                Stock Ownership Guidelines

      The interests of the Company and its employees are closely coupled. One of the ways this is reflected is through executive share ownership. Approximately 35 of the most senior executive officers are expected to acquire and retain a multiple of their base salary in shares of Company stock (and/or restricted stock units).

      The Chief Executive’s required multiple is eight times base salary. The multiple of the four Vice Chairmen and the Chief Financial Officer is five times base salary. The multiple for the other most senior officers is four times base salary.

      All executive officers subject to the program (including Mr. Lafley) are either in compliance or are pursuing plans that would permit them to achieve compliance within the time frame prescribed in the stock ownership program.

●                Required Holding Periods

      The Chief Executive must hold for at least two years the net shares received from stock option exercises, after paying the exercise price and taxes. This requirement became effective with stock options exercised on or after June 8, 2004. All of the other top officers of the Company, approximately 35, must hold for at least one year the net shares received from stock option exercises, after paying the exercise price and taxes. This requirement will commence with stock options exercised on or after July 1, 2006.

•	Policy with Regard to Qualifying Compensation to Preserve Deductibility

      Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation paid to the Company’s covered executive officers to $1,000,000 per year, but contains an exception for certain performance-based compensation.

      For fiscal year 2004–05, grants of retirement restricted stock, restricted stock units, and stock options and payments of STAR and BGP under the 2001 Stock Plan and Additional Remuneration Plan should satisfy the requirements for deductible compensation.

      While the Committee’s general policy is to preserve the deductibility of most compensation paid to the Company’s covered executives, we may authorize payments that might not be deductible if we believe they are in the best interests of the Company and its shareholders.

      Last year, after an analysis of competitive practices, we determined that it was appropriate and in the best interests of the Company and its shareholders to continue to pay Mr. Lafley a base salary in excess of $1,000,000. Of the compensation components discussed in this report, the only portion of Mr. Lafley’s compensation which will not be deductible is that portion of his base salary that exceeds $1,000,000.

Norman R. Augustine, Chairman	Charles R. Lee
Scott D. Cook	Margaret C. Whitman
Joseph T. Gorman

Executive Compensation Tables

      The following tables and notes present the compensation provided by the Company to its Chief Executive, and to each of the Company’s four most highly compensated executive officers, other than the Chief Executive, for services rendered in all capacities to the Company for the fiscal years ended June 30, 2005, 2004, and 2003.

SUMMARY COMPENSATION TABLE

(Dollar figures shown in thousands)

							Long-Term Compensation Awards

		Annual Compensation						Securities	Long-Term
							Restricted	Underlying	Incentive
					Other Annual		Stock	Options/	Plan		All Other
Name and Principal Position	Year	Salary	Bonus(1)		Compensation(2)		Awards(3)	SARs	Payments		Compensation(4)

A. G. Lafley	2004-05	$1,700.0	$3,500.0	(5)	$169.9		$0	764,306	$6,800.0	(6)	$471.0
Chairman of the	2003-04	1,700.0	3,500.0	(7)	95.3		0	705,834	9,864.0	(8)	523.1
Board, President	2002-03	1,600.0	3,000.0	(9)	101.6		4,524.8	525,596	2,712.6	(10)	478.7
& Chief Executive

Susan E. Arnold	2004-05	910.0	1,212.1		0		0	135,274	1,820.0	(11)	223.3
Vice Chairman-	2003-04	583.3	666.7		0		0	136,150	1,566.0	(12)	158.5
P&G Beauty	2002-03	511.7	546.9		0		1,000.0	98,550	430.7		142.1

Bruce L. Byrnes	2004-05	910.0	772.7		0		0	158,597	1,820.0	(13)	227.3
Vice Chairman of	2003-04	910.0	984.5		0		0	238,260	2,700.0	(14)	257.7
the Board-P&G	2002-03	835.0	965.0		0		0	208,050	742.5		237.2
Household Care

R. Kerry Clark	2004-05	910.0	901.5	(15)	0		1,500.0	177,256	1,820.0	(16)	236.4
Vice Chairman of	2003-04	910.0	937.3	(17)	0		0	233,398	2,556.0	(18)	253.7
the Board-P&G	2002-03	835.0	937.4	(19)	0		0	208,050	702.9		237.5
Family Health

Robert A. McDonald	2004-05	910.0	1,045.5		1,048.4	(20)	0	158,597	1,820.0	(21)	217.5
Vice Chairman-	2003-04	827.5	775.5		0		1,500.0	223,672	1,908.0	(22)	281.9
Global Operations	2002-03	700.0	866.8	(23)	0		0	142,350	524.7		245.2

(1)

STAR awards may be made in the form of cash, restricted stock, restricted stock units, stock options or deferred compensation as approved by the Compensation & Leadership Development Committee. All STAR awards are reported in this column regardless of the form of the award. STAR awards are paid in cash unless otherwise noted. STAR awards to the named executive officers were based on the performance of the business units under their responsibility.
(2)

Personal benefits received from the Company by any of P&G’s named executive officers are required to be disclosed as “Other Annual Compensation” unless the aggregate of amount is less than $50,000. The Company provides a modest level of personal benefits to named executive officers. These may include financial counseling, physical examinations, security, lunch club fees, use of a Company car and use of Company aircraft for personal travel. Except for Mr. Lafley, the aggregate incremental cost to the Company of all personal benefits provided to any named executive officer was less than the reporting threshold. Accordingly, these amounts are not included in the “Other Annual Compensation” column. Mr. Lafley is required to use Company aircraft for personal as well as business travel pursuant to the Company’s executive security program established by the Board of Directors. Because the security program is for the benefit of the Company, the incremental costs associated with Mr. Lafley’s personal travel historically have been included in a footnote, but not in this column. In the interest of greater transparency, the Company is now including these incremental costs as “Other Annual Compensation” for all reportable periods. Mr. Lafley’s personal use of Company aircraft is the only personal benefit that represents greater than 25% of his total personal benefits. The aggregate incremental aircraft usage costs associated with this benefit were $99,360 for fiscal year 2004-05, $78,540 for fiscal year 2003-04 and $83,110 for fiscal year 2002-03. In addition, the value to Mr. Lafley of financial counseling and such travel, calculated pursuant to IRS regulations, is included in the “Imputed Income” column of footnote 4. The Company does not reimburse Mr. Lafley for any additional taxes he may incur on this imputed income.
(3)

The award for Mr. Lafley will vest after June 13, 2007; the award for Ms. Arnold will vest on June 10, 2008; the award for Mr. Clark will vest on March 8, 2009; and the award for Mr. McDonald will vest on September 15, 2009. The number and value of aggregate restricted stock holdings earned by each of the named executive officers over their careers and still held as of June 30, 2005 were: Mr. Lafley, 254,838 shares ($13,561,204); Ms. Arnold 33,129 shares ($1,762,960); Mr. Byrnes, 51,559 shares ($2,743,712); Mr. Clark, 52,728 shares ($2,805,921); and Mr. McDonald 40,573 shares ($2,159,092). The value of the restricted stock is determined by multiplying the total shares held by each named executive by the average of the high and low prices on the New York Stock Exchange on June 30, 2005 ($53.215). Dividends are paid on all restricted stock at the same rate as paid on the Company’s Common Stock. Except as noted above, all restricted stock awarded to the named executive officers will vest on retirement. Upon a change in control, all conditions and restrictions on restricted stock will immediately lapse.

(4)	All Other Compensation (in thousands of dollars) — details for fiscal year 2004-05:

		Flexible
	Profit Sharing	Compensation		International	Total
	and Related	Program	Imputed	Assignment	All Other
Name	Contributions	Contributions	Income	Payments	Compensation

A. G. Lafley	$382.2	$8.2	$80.6	$0	$471.0
Susan E. Arnold	204.5	6.2	12.6	0	223.3
Bruce L. Byrnes	204.5	8.2	14.6	0	227.3
R. Kerry Clark	204.5	8.2	23.7	0	236.4
Robert A. McDonald	204.5	6.2	5.6	1.2	217.5

(5)	Mr. Lafley’s fiscal year 2004-05 STAR award will be paid in the form of deferred compensation on September 15, 2005.
(6)	Mr. Lafley’s fiscal year 2004-05 BGP award will be paid in the form of restricted stock units on September 15, 2005.
(7)	Mr. Lafley’s fiscal year 2003-04 STAR award was paid in the form of stock options.
(8)	Mr. Lafley’s fiscal year 2003-04 BGP award was paid in the form of restricted stock units.
(9)	Mr. Lafley’s fiscal year 2002-03 STAR award was paid in the form of stock options.

(10)	Mr. Lafley’s fiscal year 2002-03 BGP award was paid in the form of restricted stock.
(11)	Ms. Arnold’s fiscal year 2004-05 BGP award will be paid in the form of cash ($910,000) and restricted stock units ($910,000) on September 15, 2005.
(12)	Ms. Arnold’s fiscal year 2003-04 BGP award was paid in the form of cash ($783,000) and restricted stock units ($783,000).
(13)	Mr. Byrnes’ fiscal year 2004-05 BGP award will be paid in the form of cash ($910,000) and restricted stock units ($910,000) on September 15, 2005.
(14)	Mr. Byrnes’ fiscal year 2003-04 BGP award was paid in the form of cash ($1,350,000) and restricted stock units ($1,350,000).
(15)	Mr. Clark’s fiscal year 2004-05 STAR award will be paid in the form of restricted stock units on September 15, 2005.
(16)	Mr. Clark’s fiscal year 2004-05 BGP award will be paid in the form of cash ($910,000) and restricted stock units ($910,000) on September 15, 2005.
(17)	Mr. Clark’s fiscal year 2003-04 STAR award was paid in the form of cash ($468,646) and restricted stock units ($468,646).
(18)	Mr. Clark’s fiscal year 2003-04 BGP award was paid in the form of restricted stock units .
(19)	Mr. Clark’s fiscal year 2002-03 STAR award was paid in the form of stock options.
(20)

Tax equalization payment made by the Company to Mr. McDonald to cover incremental taxes required to be paid to Japan and Belgium in accordance with Company policies applicable generally to employees assigned outside their home countries.
(21)	Mr. McDonald’s fiscal year 2004-05 BGP award will be paid in the form of cash ($910,000) and restricted stock units ($910,000) on September 15, 2005.
(22)	Mr. McDonald’s fiscal year 2003-04 BGP award was paid in the form of cash ($954,000) and restricted stock units ($954,000).
(23)	Mr. McDonald’s fiscal year 2002-03 STAR award was paid in the form of cash ($433,388) and stock options ($433,388).

OPTION GRANTS IN LAST FISCAL YEAR

(Dollar figures shown in thousands)

	Number of	% of Total Options
	Securities	Granted to
	Underlying Options	Employees in	Exercise or	Expiration	Grant Date
Name	Granted(1)	Fiscal Year	Base Price	Date	Present Value(2)

A. G. Lafley(3)	764,306	2.6%	$53.5950	2/28/2015	$11,979.7
Susan E. Arnold	135,274	0.5%	53.5950	2/28/2015	2,120.3
Bruce L. Byrnes	158,597	0.5%	53.5950	2/28/2015	2,485.8
R. Kerry Clark	177,256	0.6%	53.5950	2/28/2015	2,778.3
Robert A. McDonald	158,597	0.5%	53.5950	2/28/2015	2,485.8

(1)

All options, which were granted pursuant to The Procter & Gamble 2001 Stock and Incentive Compensation Plan, were non-qualified, were granted at market value on the date of grant, vest on the third anniversary of the date of grant, and have a term of ten years. Upon a change in control, all stock options will immediately vest.
(2)

We have used the Black-Scholes option-pricing model to provide a grant date present value of our option grants pursuant to the rules of the SEC. The following assumptions were used in the calculation: options will be held full term; a dividend yield of 1.9%; an interest rate of 4.53%; and expected price volatility of 20.06%. We have made no adjustments to reflect that these options are non-transferable and subject to forfeiture.
(3)

Mr. Lafley also received a grant of 185,793 stock options on September 15, 2004 with an exercise price of $56.515 and an expiration date of September 15, 2014 for his STAR award earned in fiscal year 2003-04 as shown in the Summary Compensation Table. This option award had a grant date Black-Scholes present value of $3,136,279. The following assumptions were used in the calculation: options will be held full term; a dividend yield of 1.75%; an interest rate of 4.46%; and expected price volatility of 19.94%.

AGGREGATED OPTION/ STOCK APPRECIATION RIGHT (SAR)

EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION/ SAR VALUES(1)
(Dollar figures shown in thousands)

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
			Options/SARs at FY End		Options/SARs at FY End
	Shares Acquired	Value
Name	on Exercise	Realized(2)	Exercisable	Unexercisable	Exercisable	Unexercisable(3)

A. G. Lafley	129,920	$4,232.3	1,717,176	2,525,137	$29,934.7	$7,775.0
Susan E. Arnold	19,750	747.9	385,214	369,974	4,800.8	3,417.0
Bruce L. Byrnes	54,820	1,916.4	946,516	646,499	17,350.5	2,314.3
R. Kerry Clark	74,320	2,610.5	912,730	732,386	15,569.2	2,831.2
Robert A. McDonald	23,378	861.2	477,266	571,587	9,034.7	1,823.7

(1)

Optionees may satisfy the exercise price by submitting currently owned shares and/or cash. Income tax withholding obligations may be satisfied by electing to have the Company withhold shares otherwise issuable under the option/stock appreciation right (SAR) with a fair market value equal to such obligations.
(2)

Options/ SARs were granted for terms of up to ten years except for years 2000 and 2001 when they were 15 years. The value realized on options/ SARs exercised during the last fiscal year represents the total gain over the years the options/ SARs were held by the executive. If this total gain is divided by the average number of years the options/ SARs were held, a more relevant annualized gain is produced. The annualized gains (in thousands of dollars) on these option/ SAR exercises were as follows: Mr. Lafley, $470.3; Mr. Byrnes, $201.6; Mr. Clark, $309.2; Mr. McDonald, $86.1; and Ms. Arnold, $83.1.
(3)	Calculated based on the fair market value of the Company’s Common Stock on June 30, 2005 ($53.215 per share) minus the exercise price.

Long-Term Incentive Plans – Awards For the Three-Year Period

Covering Fiscal Years 2004-05 through 2006-07

      This table provides information concerning award opportunities made under the Business Growth Program during fiscal year 2004-05 for the three-year performance period beginning July 1, 2004 and ending June 30, 2007. Payouts under BGP were based on core earnings per share growth and operating total shareholder return over the three-year period. If threshold performance is not met, no award is earned. To the extent the Company’s performance exceeds the threshold, a varying award up to the maximum is earned. Progress payments equal to 30% of the anticipated award may be made if interim goals are achieved. In consideration of the Gillette merger, the Compensation and Leadership Development Committee discontinued the three-year performance period covering fiscal years 2004 through 2007 at the end of fiscal year 2005. For the one-year completed, payouts were at the maximum of 200% of the target for that one-year period as shown in the Summary Compensation Table. The Compensation and Leadership Development Committee also established a new three-year BGP cycle beginning July 1, 2005 and ending June 30, 2008. The table for this BGP cycle will be included in next year’s proxy. A discussion of these changes to BGP is included in the Executive Compensation Report.

		Performance or
	Number of Shares,	Other Period Until	Estimated Future Payouts
	Units, or Other	Maturation or
Name	Rights	Payout	Threshold(1)	Target(2)	Maximum(3)

A. G. Lafley	—	7/1/04 – 6/30/07	$102,000	$10,200,000	$20,400,000
S. E. Arnold	—	7/1/04 – 6/30/07	27,300	2,730,000	5,460,000
R. K. Clark	—	7/1/04 – 6/30/07	27,300	2,730,000	5,460,000
B. L. Byrnes	—	7/1/04 – 6/30/07	27,300	2,730,000	5,460,000
R. A. McDonald	—	7/1/04 – 6/30/07	27,300	2,730,000	5,460,000

(1)

The minimum amount payable under the program is 1% of the target award, payable if the minimum level of performance is achieved on each of the performance criteria. If performance is below the minimum level for either measure, no award is paid.

(2)	The target award is paid if the target goals are achieved on each of the performance measures.

(3)	The maximum amount payable under the program is 200% of target, payable if an exceptional level of performance is achieved on each of the performance measures.

RETIREMENT BENEFITS

      Retirement benefits for U.S.-based executive officers are provided primarily by The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan. This is a qualified defined contribution plan providing retirement benefits for U.S.-based employees. In addition, executives participating in The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan receive retirement awards in the form of stock restricted (non-transferable and subject to forfeiture) until retirement. These awards make up the difference between the Internal Revenue Code limit on contributions that can be made to that Plan and what would otherwise be contributed by the Company to the executive’s retirement account. Under the rules set by the SEC, these Company contributions are included in the Summary Compensation Table in the “All Other

Compensation” column (see footnote (4) to such Table). Mr. Clark is enrolled in the pension plans of Procter & Gamble Canada, Inc. Mr. Clark is also enrolled in a supplemental retirement plan for U.S.-based managers who previously participated in pension plans of international subsidiaries. These plans are defined benefit plans funded by book reserves or insurance contracts in order to pay retirement benefits in cash. Given Mr. Clark’s age and service with the Company, his estimated annual benefit under these plans, if payable in the form of a straight annuity upon retirement at age 65, would be $271,591.

Comparison of Five-Year Cumulative Total Return

      The following graph compares the five-year cumulative total return of the Company’s Common Stock as compared with the S&P 500 Stock Index, the Dow Jones Industrial Average Index, and a composite of the S&P Household Products Index, the S&P Paper Products Index, the S&P Personal Products Index, the S&P Health Care Index and the S&P Foods Index weighted based on the Company’s current fiscal year revenues.

      The graph assumes a $100 investment made on July 1, 2000 and the reinvestment of all dividends.

	Dollar Value of $100 Investment at June 30

	2000	2001	2002	2003	2004	2005

P&G Common	$100.00	$114.30	$164.27	$167.18	$208.01	$205.40
Composite Group	$100.00	$111.89	$128.06	$126.17	$162.99	$159.85
S&P 500	$100.00	$86.53	$70.98	$71.15	$84.74	$90.09
DJIA	$100.00	$90.29	$73.11	$70.27	$91.62	$95.80

Security Ownership of Management and Certain Beneficial Owners

      The following tables give information concerning the ownership of the Company’s Common and Series A and B ESOP Convertible Class A Preferred Stock by all Directors and nominees, each named executive officer, all Directors and executive officers as a group, and the owners of more than five percent of the outstanding Series A and B ESOP Convertible Class A Preferred Stock, on August 12, 2005:

COMMON STOCK

(Number of shares/options)

	Amount and Nature of Beneficial Ownership

	Direct(1)
	and Profit		Trusteeships		Percent	Restricted
	Sharing	Right to	and Family		of	Stock
Owner	Plan(2)	Acquire(3)	Holdings(4)	Total	Class	Units(5)

Susan E. Arnold	54,133.9	483,764	—	537,898	(6)	17,038
Norman R. Augustine	39,872.0	28,802	—	68,674	(6)	3,959
Bruce L. Byrnes	399,514.0	1,196,158	—	1,595,672	(6)	26,995
R. Kerry Clark	105,883.4	1,173,280	3,588	1,282,751	(6)	57,252
Scott D. Cook	7,082.0	10,674	32,438	50,194	(6)	3,959
Joseph T. Gorman	36,205.7	28,802	4,239	69,247	(6)	3,959
A. G. Lafley	418,248.0	2,390,600	6,873	2,815,721	(6)	182,851
Charles R. Lee	47,830.0	28,802	—	76,632	(6)	3,959
Lynn M. Martin	14,482.0	28,802	—	43,284	(6)	3,959
Robert A. McDonald	76,753.5	638,300	—	715,054	(6)	20,108
W. James McNerney, Jr.	4,266.0	0	—	4,266	(6)	3,959
Johnathan A. Rodgers	6,670.0	6,644	—	13,314	(6)	3,959
John F. Smith, Jr.	34,916.0	20,742	—	55,658	(6)	3,959
Ralph Snyderman	20,986.0	28,802	—	49,788	(6)	3,959
Robert D. Storey	9,906.0	12,952	—	22,858	(6)	3,959
Margaret C. Whitman	1,992.0	0	8,200	10,192	(6)	3,959
Ernesto Zedillo	2,471.0	6,644	—	9,115	(6)	3,959
27 Directors and executive officers, as a group	2,222,264.0	10,029,038	72,156	12,323,458	.504%	545,711

(1)

This column lists unrestricted Common Stock over which each Director or executive officer has sole voting and investment power and restricted Common Stock over which they have voting power but no investment power (until restrictions lapse).
(2)

Common Stock allocated to personal accounts of executive officers under the Retirement Trust pursuant to The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan. Plan participants have sole discretion as to voting and, within limitations provided by the Plan, investment of shares. Shares are voted by the Trustees in accordance with instructions from participants. If instructions are not received by the Trustees as to the voting of particular shares, shares are to be voted in proportion to instructions actually received from other participants in the Trust.
(3)

Amounts reflect vested stock options and stock options that will vest within 60 days of the record date (August 12, 2005). If shares are acquired, the Director or executive officer would have sole discretion as to voting and investment.
(4)	The individuals involved share voting and/or investment powers with other persons.
(5)

Restricted stock units represent the right to receive unrestricted shares of Common Stock upon the lapse of restrictions, at which point the holders will have sole investment and voting power. Holders of restricted stock units are not entitled to voting rights or investment control until the restrictions lapse, and thus, restricted stock units are not considered “beneficially owned.”
(6)	Less than .116% for any one Director or named executive officer.

SERIES A ESOP CONVERTIBLE CLASS A PREFERRED STOCK

(Number of shares)

Amount and Nature of
Beneficial Ownership

	Profit			Percent
	Sharing			of
Owner	Plan(1)	Trusteeships		Series

Susan E. Arnold	10,349.6	—			(2)
Norman R. Augustine	—	—		—
Bruce L. Byrnes	19,721.9	—			(2)
R. Kerry Clark	9,931.7	—			(2)
Scott D. Cook	—	—		—
Joseph T. Gorman	—	—		—
A. G. Lafley	15,709.2	—			(2)
Charles R. Lee	—	—		—
Lynn M. Martin	—	—		—
Robert A. McDonald	11,332.8	—			(2)
W. James McNerney, Jr.	—	—		—
Johnathan A. Rodgers	—	—		—
John F. Smith, Jr.	—	—		—
Ralph Snyderman	—	—		—
Robert D. Storey	—	—		—
Margaret C. Whitman	—	—		—
Ernesto Zedillo	—	—		—
27 Directors and executive officers, as a group	177,050.7			0.203%
Employee Stock Ownership Trust of The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan, P.O. Box 599, Cincinnati, Ohio 45201-0599 (G. V. Dirvin, S. P. Donovan, Jr., and E. H. Eaton, Jr., Trustees)	—	25,622,939.8	(3)	29.36%

(1)

Shares allocated to personal accounts of executive officers under the Employee Stock Ownership Trust pursuant to The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan. Plan participants have sole discretion as to voting and, within limitations provided by the Plan, investment of shares. Shares are voted by the Trustees in accordance with instructions from participants. If instructions are not received by the Trustees as to the voting of particular shares, shares are to be voted in proportion to instructions actually received from other participants in the Trust.
(2)	Less than .024% for any one Director or named executive officer; by the terms of the stock, only persons who are or have been employees can have beneficial ownership of these shares.
(3)

Unallocated shares. The voting of these shares is governed by the terms of the Plan, which provides that the Trustees shall vote unallocated shares held by them in proportion to instructions received from Trust participants as to voting of allocated shares. The disposition of these shares in connection with a tender offer would be governed by the terms of the Plan, which provides that the Trustees shall dispose of unallocated shares held by them in proportion to instructions received from Trust participants as to the disposition of allocated shares.

SERIES B ESOP CONVERTIBLE CLASS A PREFERRED STOCK

(Number of shares)

Amount and Nature of
Beneficial Ownership

	Profit			Percent
	Sharing			of
Owner	Plan(1)	Trusteeships		Series

Susan E. Arnold	—	—		—
Norman R. Augustine	—	—		—
Bruce L. Byrnes	343.8	—		(2)
R. Kerry Clark	—	—		—
Scott D. Cook	—	—		—
Joseph T. Gorman	—	—		—
A. G. Lafley	470.9	—		(2)
Charles R. Lee	—	—		—
Lynn M. Martin	—	—		—
Robert A. McDonald	—	—		—
W. James McNerney, Jr.	—	—		—
Johnathan A. Rodgers	—	—		—
John F. Smith, Jr.	—	—		—
Ralph Snyderman	—	—		—
Robert D. Storey	—	—		—
Margaret C. Whitman	—	—		—
Ernesto Zedillo	—	—		—
27 Directors and executive officers, as a group	2,866.8			.0042%
Employee Stock Ownership Trust of The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan, P.O. Box 599, Cincinnati, Ohio 45201-0599 (G. V. Dirvin, S. P. Donovan, Jr., and E. H. Eaton, Jr., Trustees)	—	46,469,709.7	(3)	68.01%

(1)

Shares allocated to personal accounts of current and former executive officers under the Employee Stock Ownership Trust pursuant to The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan. Plan participants have sole discretion as to voting and, within limitations provided by the Plan, investment of shares. Shares are voted by the Trustees in accordance with instructions from participants. If instructions are not received by the Trustees as to the voting of particular shares, shares are to be voted in proportion to instructions actually received from other participants in the Trust.
(2)	Less than .0008% for any one Director or named executive officer.
(3)

Unallocated shares. The voting of these shares is governed by the terms of the Plan, which provides that the Trustees shall vote unallocated shares held by them in proportion to instructions received from Trust participants as to voting of allocated shares. The disposition of these shares in connection with a tender offer would be governed by the terms of the Plan, which provides that the Trustees shall dispose of unallocated shares held by them in proportion to instructions received from Trust participants as to the disposition of allocated shares.

Section 16(a) Beneficial Ownership Reporting Compliance

      Ownership of and transactions in Company stock by executive officers and Directors of the Company are required to be reported to the SEC pursuant to Section 16 of the Securities Exchange Act.

      On March 23, 2005, Margaret C. Whitman, a Director, filed a Form 4 for March 8, 2005 to correct an inadvertent failure by the Company to report the acquisition of an additional 463 shares held in direct ownership. On August 15, 2005, the following executive officers filed a Form 5 to correct an inadvertent failure by the Company to report the automatic conversion of restricted stock units (“RSUs”) to withhold for taxes due upon dividend equivalents granted in the form of RSUs on February 15 and May 16, 2005, in the following amounts, respective to each date: Richard L. Antoine (5 and 5); R. Kerry Clark (12 and 13); G. Gilbert Cloyd (6 and 7); James J. Johnson (13 and 13); and A.G. Lafley (32 and 34).

Transactions with Executive Officers, Directors and Others

      In the normal course of business the Company and its subsidiaries had transactions with other corporations where certain Directors or nominees for Director are or were executive officers. None of the aforementioned matters was material in amount as to the Company, its subsidiaries or the corporations and the Company and its subsidiaries had no transactions in which any Director, nominee for Director or any member of the immediate family of any Director or nominee for Director had a material direct or indirect interest reportable under applicable SEC rules. Mr. Rodgers is the President and CEO of TV One, a cable television network. During the fiscal year ended June 30, 2005, the Company paid to TV One approximately $795,000 for commercial advertising time. During the fiscal year ending June 30, 2006, the Company anticipates making additional payments of approximately $875,000 in exchange for commercial advertising time. The Company has not decided the exact amount of future purchases.

Report of the Audit Committee

      Each member of the Audit Committee is an independent Director as determined by our Board of Directors, based on the New York Stock Exchange listing standards and P&G’s own Independence Guidelines. Each member of the Committee also satisfies the Securities and Exchange Commission’s (“SEC”) additional independence requirement for members of Audit Committees. The Board of Directors has determined that John F. Smith, Jr. is an “Audit Committee Financial Expert” as defined by SEC rules. All Committee members are financially literate. The Committee’s work is guided by a Board-approved Charter which can be viewed at www.pg.com.

      The Committee reviews and oversees P&G’s financial reporting process on behalf of the Board. Management has P&G’s primary responsibility for establishing and maintaining adequate internal financial controllership, for preparing the financial statements and for the public reporting process. Deloitte & Touche LLP, the Audit Committee appointed independent registered public accounting firm for fiscal year ended June 30, 2005, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on management’s assessment of the effectiveness of the Company’s internal control over financial reporting. In addition, Deloitte & Touche LLP will express its own opinion on the effectiveness of the Company’s internal control over financial reporting.

      In this context, the Committee reviewed and discussed with management and Deloitte & Touche LLP the audited financial statements for the year ended June 30, 2005, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and Deloitte & Touche LLP’s evaluation of the Company’s internal control over financial reporting. The Committee met ten times (including telephone meetings to discuss quarterly results) during the fiscal year ended June 30, 2005. The Committee has discussed with Deloitte & Touche LLP the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as modified or supplemented. In addition, the Committee has discussed various matters with Deloitte & Touche LLP related to the Company’s consolidated financial statements, including critical accounting policies and practices used, alternative treatments for material items that have been discussed with management, and other material written communications between Deloitte & Touche LLP and management. The Committee has also received written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, “Independence Discussion with Audit Committees” and has discussed with Deloitte & Touche LLP its independence from the Company and its management. In addition, the Committee has received written material addressing Deloitte & Touche LLP’s internal quality control procedures and other matters, as required by the New York Stock Exchange listing standards. The Committee understands the need for Deloitte & Touche LLP to maintain objectivity and independence in its audit of our financial statements and internal controls over financial reporting. The Committee has implemented a formal pre-approval process for non-audit fee spending and it seeks to limit this spending to a level that keeps the core relationship with Deloitte & Touche LLP focused on financial statement review and evaluation.

      Based on the considerations referred to above, the Committee recommended to our Board of Directors that the audited financial statements for the year ended June 30, 2005 be included in our Annual Report on Form 10-K for 2005 and selected Deloitte & Touche LLP as the independent registered public accounting firm for the Company for fiscal year ending June 30, 2006. This report is provided by the following independent Directors, who constitute the Committee:

John F. Smith, Jr. (Chairman)
Charles R. Lee
W. James McNerney, Jr.

Fees Paid to the Independent Registered Public Accounting Firm

      The Audit Committee, with the ratification of the shareholders, engaged Deloitte & Touche LLP to perform an annual audit of the Company’s financial statements for the fiscal year ended June 30, 2005. Pursuant to rules of the SEC, the fees paid to Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively “Deloitte”) are disclosed in the table below:

Fees Paid to Deloitte

(shown in thousands)

	FY 03/04		FY 04/05

Audit Fees	$15,880	*	$25,610
Audit-Related Fees	$3,447		$2,101
Tax Fees	$2,612		$3,581

Subtotal	$21,939		$31,292
All Other Fees	$9,556		$9,634
Deloitte Total Fees	$31,495		$40,926

*	The actual amount paid in fiscal year 2003-04 is different than the amount included in last year’s proxy statement due to the impact of foreign exchange at the time the actual bills were paid.

Services Provided by Deloitte

      All services rendered by Deloitte are permissible under applicable laws and regulations, and are pre-approved by the Audit Committee as outlined in Exhibit E and include:

1)	Audit Fees – These are fees for professional services performed by Deloitte for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

2)	Audit-Related Fees – These are fees for assurance and related services performed by Deloitte that are reasonably related to the performance of the audit or review of the Company’s financial statements. This includes: employee benefit and compensation plan audits; due diligence related to mergers and acquisitions; attestations by Deloitte that are not required by statute or regulation; and consulting on financial accounting/reporting standards and controls.

3)	Tax Fees – These are fees for professional services performed by Deloitte with respect to tax compliance and tax returns. This includes review of original and amended tax returns for the Company and its consolidated subsidiaries; refund claims, payment planning/tax audit assistance; and tax work stemming from “Audit Related” items.

4)	All Other Fees – These are fees for other permissible work performed by Deloitte that does not meet the above category descriptions. Approximately 90% of this work involves tax filing and planning for individual employees involved in the Company’s expatriate program. The remainder is for various local engagements that are permissible under applicable laws and regulations.

      These services are actively monitored (both spending level and work content) by the Audit Committee to maintain the appropriate objectivity and independence in Deloitte’s core work, which is the audit of the Company’s consolidated financial statements. The Committee also concluded that Deloitte’s provision of audit and non-audit service to P&G and its affiliates is compatible with Deloitte’s independence.

PROPOSAL TO RATIFY APPOINTMENT OF

THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      The Audit Committee of the Board has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm to perform the audit of our financial statements and our internal control over financial reporting for fiscal year ending June 30, 2006. Deloitte & Touche LLP was our independent registered public accounting firm for the year ended June 30, 2005.

      Deloitte & Touche LLP representatives are expected to attend the 2005 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

      We are asking our shareowners to ratify the selection of Deloitte & Touche LLP as our independent auditor. Although ratification is not required by our By Laws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our shareholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Our Board of Directors recommends a vote FOR the following proposal:

      RESOLVED, That action by the Audit Committee appointing Deloitte & Touche LLP as the Company’s independent registered public accounting firm to conduct the annual audit of the financial statements of the Company and its subsidiaries for the fiscal year ending June 30, 2006 is hereby ratified, confirmed and approved.

PROPOSAL TO AMEND THE COMPANY’S

AMENDED ARTICLES OF INCORPORATION
AND CODE OF REGULATIONS TO
ELIMINATE THE EXECUTIVE COMMITTEE OF THE BOARD

      The following proposal will be presented for action at the annual meeting by direction of the Board of Directors:

RESOLVED, That the Board of Directors no longer have an Executive Committee; and

RESOLVED FURTHER, That Appendix A of the Amended Articles of Incorporation of the Company is hereby amended to read as set forth in Exhibit A to the proxy statement for this meeting;

RESOLVED FURTHER, That Appendix B of the Amended Articles of Incorporation of the Company is hereby amended to read as set forth in Exhibit B to the proxy statement for this meeting;

RESOLVED FURTHER, That ARTICLE III, Section 7, ARTICLE IV, ARTICLE VI, Section 5, and ARTICLE IX, Section 1 of the Company’s Code of Regulations be amended to read as set forth in Exhibit C to the proxy statement; and

RESOLVED FURTHER, That the Board of Directors and the appropriate officers of the Company are authorized and directed to take appropriate steps to make effective the foregoing amendments to the Amended Articles of Incorporation of the Company, including filing such amendments in the office of the Secretary of State of Ohio.

      The Board of Directors recommends a vote FOR this resolution for the following reasons:

Background

      The Company’s current Code of Regulations (“Regulations”) establishes an Executive Committee of the Board of Directors, consisting of no fewer than three members. The Committee has the power to oversee the business and affairs of the Company between meetings of the full Board and has the authority to act on behalf of the Board.

      This proposal requires the approval of a majority of the issued and outstanding shares. If this action is not approved, the Executive Committee will continue to exist. If this action is approved, the Executive Committee will be abolished.

Board Position

      The Board supports this proposed change to eliminate the Executive Committee. Although the Executive Committee once served an important purpose, there is no longer a need for a Committee to have the authority to act on behalf of the full Board. In fact, the Executive Committee has rarely met in recent years. Modern communications technology, such as audio conferencing, permits meetings of the full Board to be held on relatively short notice. Elimination of the Executive Committee will ensure that matters requiring Board action or review will receive the attention of at least a majority of the Directors.

PROPOSAL TO AMEND THE COMPANY’S CODE OF REGULATIONS TO ELECT DIRECTORS ANNUALLY

      The following proposal will be presented for action at the annual meeting by direction of the Board of Directors:

RESOLVED, That ARTICLE III, Section 2 of the Company’s Code of Regulations be amended to read as set forth in Exhibit D to the proxy statement so that the Board of Directors will be declassified.

      The Board of Directors recommends a vote FOR this resolution for the following reasons:

Background

      The Company’s current Regulations divide the Board of Directors into three classes, each of which is elected for a three-year term. The action described above would change the Regulations to provide for the annual election of all Directors.

      This proposal requires the approval of a majority of the issued and outstanding shares. If this action is not approved, the current classified structure will stay in place. If this action is approved, the declassified Board structure will be phased in as follows:

a)	current Directors, including those elected to three-year terms at the 2005 annual meeting, will continue to serve the remainder of their elected terms; and

b)	starting with the annual meeting of shareholders in 2006, Directors will be elected annually, so that by the annual meeting of shareholders in 2008, all Directors will be elected annually.

Board Position

      The Board supports this proposed change to the Regulations to move to annual elections for all Directors. Prior to 1985, the Company’s Board was declassified. In 1985, our shareholders approved an amendment to the Regulations to provide for the current classified structure. In recent years, an increasingly large number of institutional and individual shareholders including Mrs. Evelyn Y. Davis, Editor of Highlights and Lowlights, has asked us to reconsider this position and return to annual elections for all Directors. Although the classified structure has served us well for the past twenty years, we are guided by shareholder opinion on this important issue of corporate governance.

Shareholder Proposals

Shareholder Proposal No. 1

      People for the Ethical Treatment of Animals, 501 Front Street, Norfolk, VA 23510, owning 70 shares of Common Stock of the Company, have given notice that they intend to present for action at the annual meeting the following resolution:

WHEREAS, P&G acquired Iams in September 1999 and is responsible for ensuring Iams’ stewardship of animals used in experiments; and

WHEREAS, The Iams Company Research Policy (the “Policy”) sets standards for the treatment of animals used in Iams’ research; and

WHEREAS, evidence shows that P&G and Iams have violated the Policy, by funding research and experiments which have resulted in killing, injuring, intentionally causing disease in animals, or using live animal models when validated alternatives exist;

NOW THEREFORE BE IT RESOLVED, that the shareholders request that the Board report to shareholders on P&G’s and Iams’ success and failure in achieving the objectives detailed in the Policy including immediate correction of the deviations of the Policy detailed below.

      People for the Ethical Treatment of Animals have submitted the following statement in support of their resolution:

      The Policy requires Iams to adhere to the following standards of animal welfare:

•	To only conduct research that is the veterinary equivalent of nutritional or medical studies acceptable on humans.

•	To conduct tests on dogs and cats who already suffer from target diseases or conditions.

•	Not to conduct or contract for research involving surgeries to create or mimic diseases, nor to use in any experiments dogs or cats previously induced with diseases or surgically altered through other research.

•	To use alternative, non-animal methods whenever possible.

•	To meet or exceed the standards established by Directive 86/609/ EEC of the European Union (the “Directive”).

      Contrary to the foregoing Policy Iams is responsible for the following:

•	Funding Wright State University experiments through November 2005 in which mites are grown in rabbits, when the Policy states that Iams will only conduct research that is the veterinary equivalent to nutritional or medial studies acceptable on people.

•	Funding University of Mississippi Medical Center experiments through October 2005 that involve inducing gingivitis, a stage of periodontal disease, in healthy dogs by suturing their gums and cutting out the interdermal papilla tissue between their teeth and recycling these animals into future experiments, when Iams should instead conduct veterinary clinical studies using patients naturally presenting with the disease of interest.

•	Funding muscle atrophy experiments on mice through June 2006 at Purdue University when alternative bioartificial muscle technology is available.

•	Funding growth-deforming protein efficiency ratio trials in baby chicks, despite the availability of validated alternatives like the functional gastro-intestinal dog model (FIDO) and the immobilized digestive enzyme assay (IDEA), and despite the fact that Hill’s Pet Nutrition and Nestlé Purina PetCare Company refuse to conduct these outdated chick tests.

•	Covering only dogs and cats in the Policy when the Policy requires Iams to meet or exceed standards established by the Directive which defines “animal” as “any live non-human vertebrate.”

Each incident described above violates the Policy. We urge shareholder to support this Resolution so that P&G will reconcile its actions with the animal welfare Policy.

      The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

      Iams is helping dogs and cats live long, healthy lives. Its deep knowledge and understanding of pets and pet nutrition are key to bringing this to life. As acknowledged in this resolution, Iams has a caring Animal Studies Policy that guides all of the work it does to discover the nutritional breakthroughs that help dogs and cats enjoy more years of healthier living with their families.

      Iams engages international animal care and welfare experts to ensure that it practices the policies and procedures stated in its Animal Studies Policy. To that end, Iams is in full compliance with their policy. Unfortunately, PETA has incorrect information. The following explains why Iams has not violated its policy:

1) PETA’s proposal states that Iams is funding experiments in which mites are grown in rabbits. This is not true. The work that Iams is funding at Wright State University will help discover new nutritional solutions to pet food allergies and does not involve growing mites in rabbits or any other living being.

2) Veterinarians cite poor oral health as the #1 health issue they see in their canine clients. Poor oral health can lead to more serious health issues. Iams knows that nutrition can make a significant difference in solving this major issue for dog owners. The PETA proposal states that Iams is funding research at the University of Mississippi through October 2005 that involves inducing gingivitis. Iams’ work on gingivitis at the University of Mississippi ended in 2000, long before the Iams Animal Studies Policy went into effect. The other Iams studies in dog oral health at the University of Mississippi ended in 2004 and focused on understanding the role of nutrition in preventing tartar and plaque build-up on teeth. The studies at University of Mississippi that began after the Iams Animal Studies Policy was established did not involve induction of disease and were in full compliance with the Policy.

3) Aging dogs and cats and those recovering from surgery often are unable to walk and run, and can experience atrophy of their muscles and bones as a result. PETA proposes that there is an alternative to the work that Iams is funding at Purdue University to understand the role of certain ingredients in managing muscle and bone loss in aging and recovering pets. Contrary to what is stated in the resolution, there is no bioartificial muscle technology, nor any other validated, non-animal alternative, available today to answer the critical questions Iams has concerning muscle atrophy. Iams is currently addressing these questions in a study at Purdue using mice.

4) Iams is known for its high-quality nutrition. This is why dog and cat owners can see a dramatic difference in their dogs and cats when they feed Iams pet foods. Using a high quality protein source is part of what makes Iams nutrition so beneficial. Neither of the non-animal methods for evaluating protein quality cited in PETA’s proposal (neither IDEA nor FIDO) has been validated. That is why Iams is now working with the owner of the IDEA assay to validate this model for use by Iams and all other companies that currently rely on animal-based methods for evaluating protein quality. Iams will implement this assay once the validation is complete.

5) PETA suggests that the Iams Animal Studies Policy only covers dogs and cats. The Iams Animal Studies Policy guides Iams’ use of all dogs and cats in nutritional research. All other work conducted at Iams is guided by the P&G Animal Use Policy. Both the Iams’ policy and the P&G policy meet or exceed the relevant standards of the EU Directive.

      Iams continues to lead the industry in pet welfare with strong, public commitment to using and developing non-animal alternatives, guaranteeing the destiny of all dogs and cats who no longer participate in an Iams feeding study by finding them loving homes or caring for them for life at the Iams retirement facility, fully funding an Animal Welfare Specialist in each location where an Iams nutritional feeding study is underway to ensure the socialization and enrichment of Iams’ dogs and cats, and engaging and following the recommendations of an International Animal Care Advisory Board of independent experts to help ensure excellent compliance to the Iams Animal Studies Policy and guidelines.

      Further details about Iams’ policies and programs, videos of feeding study locations and site visit reports are available at www.Iamstruth.com or by calling an Iams Consumer Care specialist at 1-800-863-4267. Further information about the P&G Animal Use Policy is available at www.pg.com.

      Given Iams’ commitment to the policy and its leadership in the area of pet welfare, the requirement of a compliance report is unnecessary and would not provide shareholders with additional meaningful information. To that end, we ask that you join the Board of Directors in voting AGAINST this proposal.

Shareholder Proposal No. 2

       Mark Klein, M.D., 6808 Estates Drive, Oakland, CA 94611, owning 2,688 shares of Common Stock of the Company, has given notice that he intends to present for action at the annual meeting the following resolution:

The shareholders recommend Procter & Gamble hire an investment bank to explore the sale of the company.

In my opinion the GOLD STANDARD test of investment return is PURCHASING POWER with respect to the most sought after consumer goods and services, e.g. housing. In recent years Procter & Gamble share values failed that test because of largely unappreciated, negative economic trends combined with effects of the maturity of P&G’s product line.

Since 1999, the nominal share price increased about 19% as of December 7, 2004 when this proposal was completed. Purchasing power-wise P&G shares also declined significantly over the same period with respect to homeownership. The national median home price rose 37%, and in very desirable cities like San Diego over 100%.

In my opinion the principle driving force for such severely escalating prices is feminist careerism which vastly expanded the fulltime workforce without an increase in REAL WAGES. The BUYING POWER of earnings halved since the 1970s because most families today need two incomes to almost equal the buying power one had 30 years ago. Put another way most women working fulltime essentially work for nothing.

Busy, overworked parents have little time to nurture and protect their marriages. Hence more competition for scarce housing from today’s 50% divorce rate, and from young adults now so skeptical of the durability of a loving commitment they marry late, or not at all.

Just Economics 101 supply and demand theory: Too much consumer demand chasing scarce commodities like homeownership.

In my opinion further worsening P&G’s dismal share performance since 1999 is the maturity of its current business operations. Desperate to achieve breakout earnings to ignite the share price P&G developed Intrinsa, a testosterone patch often mischaracterized as the female “Viagra”. As a physician, I warned P&G about toxicity issues several months before the FDA refused to license Intrinsa. Testosterone is a very toxic with few therapeutic uses.

I also questioned P&G’s breathtaking lack of understanding of the psychodynamics of female sexuality. Pretty safe to make implicit beauty promises for shampoo and bath soaps. “(but Intrinsa’s) moonlight courtship promises to enhance women’s libidinal lives will likely result in giving new meaning to the shareholders’ detriment of the Bard’s ‘Hell hath no fury’.” (5/15/04 letter to board member Robert Storey).

From my 12/2/04 FDA testimony in opposition to licensing Intrinsa.

“As an investor, and trustee for family accounts, I will sell our Procter & Gamble should Intrinsa be approved. The potential litigation risks for the company are so great in my opinion holding Procter & Gamble violates the prudent investor rule.

‘I believe Intrinsa is the most hazardous non-narcotic ever presented for FDA approval. I urge it be rejected for any use.”

Given economic trends undermining the shares’ BUYING POWER and product line maturity P&G should be sold to realize maximum shareholder value.

      The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

      The Company disagrees with many assertions made in this proposal. It also disagrees with the characterization of the Company’s performance and the strength of its product line-up. The Company’s performance has consistently rewarded shareholders for their investment.

      Since the start of fiscal year 2000-01, for example, the Company has more than doubled profits and grown sales more than 40 percent, to $57 billion for the year ended June 30, 2005. In another sign of continued strength, the Company again announced an increase in the quarterly dividend in April 2005, marking the 49th consecutive fiscal year of such increases. Since 2000, in fact, the Company has returned more than $11 billion to shareholders through dividends and has increased shareholder value another $60 billion by nearly doubling the stock price. From June 30, 2000 to June 30, 2005, the closing price of P&G stock increased from $28.375 per share to $52.75, as adjusted for a stock split.

      The Procter & Gamble Company is one of the most respected companies in the world, having served consumers for nearly 168 years with products of quality and value. Exploring a sale of the Company now, after its history of success with consumers and shareholders alike, would only distract from this winning focus. The Board of Directors therefore recommends a vote AGAINST this proposal.

Shareholder Proposal No. 3

      The Laborers’ Local Union and District Council Pension Fund, 905 16th Street, N.W., Washington, D.C. 20006-1765, owning 25,475 shares of Common Stock of the Company, has given notice that they intend to present for action at the annual meeting the following resolution:

RESOLVED, that the shareholders of Procter & Gamble, Inc. (“Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for political contributions (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary contributions to political candidates, advocacy groups, social welfare organizations, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 or Sec. 501(c)(4) of the Internal Revenue Code including the following:

a.	An accounting of the Company’s funds contributed to any persons or organizations described above;

b.	The business rationale for each of the Company’s contributions; and

c.	Identification of the person or persons in the Company who participated in making the decisions to contribute.

This report shall be presented to the board of directors’ audit committee or other relevant oversight committee, and posted on the company’s website to reduce costs to shareholders.

      The Laborers’ Local Union and District Council Pension Fund has submitted the following statement in support of their resolution:

As long-term shareholders of Procter and Gamble, we support policies that apply transparency and accountability to corporate political giving. In our view, such disclosure is consistent with public policy in regard to public company disclosure.

Company executives exercise wide discretion over the use of corporate resources for political purposes. They make decisions without a stated business rationale for such donations. Citizens for a Strong Ohio reported that Procter & Gamble contributed $160,000 to its organization. (Center for a Strong Ohio).

http://www.ohiochamber.com/citizens/donors.asp

Relying only on the limited data available from this website provides an incomplete picture of the Company’s advocacy and political donations. Complete disclosure by the company is necessary for the company’s Board and its shareholders to be able to fully evaluate the use of corporate assets.

Although the Bi-Partisan Campaign Reform Act (BCRA) enacted in 2002 prohibits corporate contributions to political parties at the federal level, it allows companies to contribute to independent political committees, also known as 527s. Additionally, there is no restriction on companies donating to 501 (c)(4) – organizations, which can advocate certain social positions that may not be in the best interest of shareholders.

Absent a system of accountability, corporate executives will be free to use the Company’s assets for objectives that may be inimical to the interests of the Company and its shareholders. There is currently no single source of information that provides the information sought by this resolution. That is why we urge your support for this critical governance reform.

      The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

      The Board of Directors has considered this proposal and concludes that its adoption is unnecessary and would not be in the best interest of the Company or its shareholders.

      The Company believes that when public policy issues impact its business interests directly or indirectly, P&G involvement in shaping the outcome of those decisions is an important means of protecting business and shareholder interests. The Company’s Purpose, Values and Principles guide these activities — just as they guide every other facet of the Company.

      The Company already complies with all federal, state and local laws and regulations governing the permissibility, reporting, and public disclosure of political contributions. If adopted, this proposal would impose additional costs and administrative requirements on the Company, duplicating much information already publicly available.

      The Board of Directors believes that the current processes are transparent, responsible, and serve the Company’s business and shareholder interests and therefore recommends a vote AGAINST this proposal.

2006 Annual Meeting Date

      It is anticipated that the 2006 annual meeting of shareholders will be held on Tuesday, October 10, 2006. Pursuant to regulations issued by the SEC, to be considered for inclusion in the Company’s proxy statement for presentation at that meeting, all shareholder proposals must be received by the Company on or before the close of business on Tuesday, May 2, 2006. If a shareholder notifies the Company after July 18, 2006 of an intent to present a proposal at the 2006 annual meeting of shareholders, the Company will have the right to exercise its discretionary voting authority with respect to such proposal without including information regarding such proposal in its proxy materials.

Other Matters

      No action will be taken with regard to the minutes of the annual meeting of shareholders held October 12, 2004 or the special shareholders meeting held on July 12, 2005 unless they have been incorrectly recorded.

      The Board of Directors knows of no other matters which will come before the meeting. However, if any matters other than those set forth in the notice should be properly presented for action, the persons named in the proxy intend to take such action as will be in harmony with the policies of the Company and, in that connection, will use their discretion.

Exhibit A

Amended Articles

of
Incorporation
of
The Procter & Gamble Company

Appendix A

Series A ESOP Convertible Class A Preferred Stock

(hereinafter referred to as Series A Preferred Stock)

9. Anti-dilution Adjustments.

(F) For purposes of this Appendix A, the following definitions shall apply:

(2)	“Fair Market Value” shall mean, as to shares of Common Stock or any other class of capital stock or securities of the Company or any other issuer which are publicly traded, the average of the Current Market Prices (as hereinafter defined) of such shares or securities for each day of the Adjustment Period (as hereinafter defined). “Current Market Price” of publicly traded shares of Common Stock or any other class of capital stock or other security of the Company or any other issuer for a day shall mean the last reported sales price, regular way, or, in case no sale takes place on such day, the average reported closing bid and asked prices, regular way, in either case as reported on the New York Stock Exchange Composite Tape or, if such security is not listed or admitted to trading on the New York Stock Exchange, on the principal national securities exchange on which such security is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the NASDAQ National Market System or, if such security is not quoted on such National Market System, the average of the closing bid and asked prices on each such day in the over-the-counter market as reported by NASDAQ or, if bid and asked prices for such security on each such day shall not have been reported through NASDAQ, the average of the bid and asked prices for such day as furnished by any New York Stock Exchange member firm regularly making a market in such security selected for such purpose by the Board of Directors of the Company ~~or the Executive Committee of the Board of Directors of the Company~~ on each trading day during the Adjustment Period. “Adjustment Period” shall mean the period of five (5) consecutive trading days, selected by the Board of Directors ~~or the Executive Committee of the Board of Directors~~ of the Company, during the twenty (20) trading days preceding, and including, the date as of which the Fair Market Value of a security is to be determined. The “Fair Market Value” of any security which is not publicly traded or of any other property shall mean the fair value thereof as determined by an independent investment banking or appraisal firm experienced in the valuation of such securities or property selected in good faith by the Board of Directors ~~or the Executive Committee of the Board of Directors~~ of the Company, or, if no such investment banking or appraisal firm is in the good faith judgment of the Board of Directors ~~or the Executive Committee of the Board of Directors~~ available to make such determination, as determined in good faith by the Board of Directors ~~or the Executive Committee of the Board of Directors~~ of the Company.

(3)	“Pro Rata Repurchase” shall mean any purchase of shares of Common Stock by the Company or any subsidiary thereof, whether for cash, shares of capital stock of the Company, other securities of the Company, evidences of indebtedness of the Company or any other person or any other property (including shares of a subsidiary of the Company), or any combination thereof, effected while any of the shares of Series A Preferred Stock are outstanding, pursuant to any tender offer or exchange offer subject to Section 13(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provision of law, or pursuant to any other offer available to substantially all holders of Common Stock; provided, however, that no

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purchase of shares by the Company or any subsidiary thereof made in open market transactions shall be deemed a Pro Rata Repurchase. For purposes of this paragraph 9(F), shares shall be deemed to have been purchased by the Company or any subsidiary thereof “in open market transactions” if they have been purchased substantially in accordance with the requirements of Rule 10b-18 as in effect under the Exchange Act on the date shares of Series A Preferred Stock are initially issued by the Company or on such other terms and conditions as the Board of Directors ~~or the Executive Committee of the Board of Directors~~ of the Company shall have determined are reasonably designed to prevent such purchases from having a material effect on the trading market for the Common Stock.

Note: Language to be deleted is lined out.

A-2

Exhibit B

Amended Articles

of
Incorporation
of
The Procter & Gamble Company

Appendix B

Series B ESOP Convertible Class A Preferred Stock

(hereinafter referred to as Series B Preferred Stock)

9. Anti-dilution Adjustments.

(F) For purposes of this Appendix B, the following definitions shall apply:

(2)	“Fair Market Value” shall mean, as to shares of Common Stock or any other class of capital stock or securities of the Company or any other issuer which are publicly traded, the average of the Current Market Prices (as hereinafter defined) of such shares or securities for each day of the Adjustment Period (as hereinafter defined). “Current Market Price” of publicly traded shares of Common Stock or any other class of capital stock or other security of the Company or any other issuer for a day shall mean the last reported sales price, regular way, or, in case no sale takes place on such day, the average reported closing bid and asked prices, regular way, in either case as reported on the New York Stock Exchange Composite Tape or, if such security is not listed or admitted to trading on the New York Stock Exchange, on the principal national securities exchange on which such security is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the NASDAQ National Market System or, if such security is not quoted on such National Market System, the average of the closing bid and asked prices on each such day in the over-the-counter market as reported by NASDAQ or, if bid and asked prices for such security on each such day shall not have been reported through NASDAQ, the average of the bid and asked prices for such day as furnished by any New York Stock Exchange member firm regularly making a market in such security selected for such purpose by the Board of Directors of the Company ~~or the Executive Committee of the Board of Directors of the Company~~ on each trading day during the Adjustment Period. “Adjustment Period” shall mean the period of five (5) consecutive trading days, selected by the Board of Directors ~~or the Executive Committee of the Board of Directors~~ of the Company, during the twenty (20) trading days preceding, and including, the date as of which the Fair Market Value of a security is to be determined. The “Fair Market Value” of any security which is not publicly traded or of any other property shall mean the fair value thereof as determined by an independent investment banking or appraisal firm experienced in the valuation of such securities or property selected in good faith by the Board of Directors ~~or the Executive Committee of the Board of Directors~~ of the Company, or, if no such investment banking or appraisal firm is in the good faith judgment of the Board of Directors ~~or the Executive Committee of the Board of Directors~~ available to make such determination, as determined in good faith by the Board of Directors ~~or the Executive Committee of the Board of Directors~~ of the Company.

(3)	“Pro Rata Repurchase” shall mean any purchase of shares of Common Stock by the Company or any subsidiary thereof, whether for cash, shares of capital stock of the Company, other securities of the Company, evidences of indebtedness of the Company or any other person or any other property (including shares of a subsidiary of the Company), or any combination thereof, effected while any of the shares of Series B Preferred Stock are outstanding, pursuant to any tender offer or exchange offer subject to Section 13(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provision of law, or pursuant to any other offer available to substantially all holders of Common Stock; provided, however, that no

B-1

purchase of shares by the Company or any subsidiary thereof made in open market transactions shall be deemed a Pro Rata Repurchase. For purposes of this paragraph 9(F), shares shall be deemed to have been purchased by the Company or any subsidiary thereof “in open market transactions” if they have been purchased substantially in accordance with the requirements of Rule 10b-18 as in effect under the Exchange Act on the date shares of Series B Preferred Stock are initially issued by the Company or on such other terms and conditions as the Board of Directors ~~or the Executive Committee of the Board of Directors~~ of the Company shall have determined are reasonably designed to prevent such purchases from having a material effect on the trading market for the Common Stock.

Note: Language to be deleted is lined out.

B-2

Exhibit C

Amendment to Code of Regulations

      The Code of Regulations of the Company shall be amended as described below:

ARTICLE III

Board of Directors

      SECTION 7. Compensation of Directors ~~and Members of the Executive Committee.~~ The Board of Directors is authorized to fix, from time to time, their own compensation for attendance at the meetings of the Board, ~~and the compensation of members of the Executive Committee for attendance at meetings of such Committee,~~  which may include expenses of attendance when meetings are not held at the place of residence of any attending Director ~~or member~~.

ARTICLE IV

~~Executive Committee~~

      ~~SECTION 1. Executive Committee. The Board of Directors may, by resolution, designate not less than three (3) of its number to constitute an Executive Committee, but may repeal said resolution and dispense with said Committee at any time.~~

      ~~SECTION 2. Powers of Executive Committee. The Executive Committee shall have charge of the management of the business and affairs of the Company in the interim between meetings of the Directors, and generally shall have all of the authority of the Board in the transaction of such business of the Company as in the judgment of the Committee may require action before the next regular meeting of the Board.~~

      ~~SECTION 3. Limitation of Powers of Executive Committee. The Board of Directors shall have authority to limit or qualify the powers of the Executive Committee at any time, and may rescind any action of the Executive Committee to the extent that no rights of third persons shall have intervened.~~

      ~~SECTION 4. Record of Executive Committee. The Executive Committee shall keep a record of its proceedings and make a report of its acts and transactions to the Board of Directors, all of which shall form part of the records of the Company.~~

ARTICLE V~~I~~

Duties of Officers

      SECTION 5. Bonds of Officers. The Board of Directors ~~or the Executive Committee~~ shall determine which officers of the Company shall give bond, and the amount thereof, the expense to be paid by the Company.

ARTICLE VIII~~IX~~

Amendments

      SECTION 1. Amendments. These Regulations or any of them, may be altered, amended, added to or repealed as provided by law, except that ARTICLE III, Sections 1, 2, 3 and 7~~8~~ and this ARTICLE VIII~~IX~~ may only be altered, amended, added to or repealed at a meeting held for such purpose (1) prior to the date of the annual meeting in 1990, by the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of capital stock of the Company entitled to vote thereon, considered for purposes of this Section 1 as one class; (2) from the date

C-1

of the annual meeting in 1990 to and including the date of the annual meeting in 2000, by the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock of the Company entitled to vote thereon, considered for purposes of this Section 1 as one class, provided that during such period said vote may be increased at any time to the affirmative vote of at least eighty percent (80%) of the outstanding shares of capital stock of the Company by a resolution adopted by at least two-thirds (2/3) of the members of the whole Board of Directors; and (3) after the date of the annual meeting in 2000, by the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock of the Company entitled to vote thereon, considered for the purposes of this Section 1 as one class.

Note: Language to be deleted is lined out.

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Exhibit D

Amendment to Code of Regulations

      ARTICLE III, Section 2 of the Code of Regulations of the Company shall be amended in its entirety to read as follows:

ARTICLE III

Board of Directors

      SECTION 2. Election and Term. Except as otherwise provided by law, the Articles of the Company or these Regulations, Directors shall be elected at the annual meeting of shareholders to serve one-year terms and until their successors are elected and qualified; provided, however, that Directors serving on the date of the annual meeting of shareholders in 2005, including those elected at such meeting, shall continue to serve the remainder of their elected terms. The number of Directors of the Company shall be fixed from time to time in accordance with these Regulations and may be increased or decreased as herein provided.

      ~~SECTION 2. Election and Term. Except as otherwise provided by law, the Articles of the Company or these Regulations, Directors shall be elected at the annual meeting of shareholders to serve until the end of the term to which they are elected and until their successors are elected and qualify. The number of Directors of the Company shall be fixed from time to time in accordance with these Regulations and may be increased or decreased as herein provided. The Board of Directors shall be divided into three classes, as nearly equal in number as the then total number of Directors constituting the whole Board permits, it not being required that each class have the same number of members if such is mathematically impossible, with the term of office of one class expiring each year. At the annual meeting of shareholders in 1985, Directors of the first class shall be elected to hold office for a term expiring at the next succeeding annual meeting, Directors of the second class shall be elected to hold office for a term expiring at the second succeeding annual meeting and Directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual meeting. Thereafter, at each annual meeting of shareholders the successors to the class of Directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting after such election. In the event of any increase in the number of Directors of the Company, the additional Director or Directors shall be so classified that all classes of Directors shall be as nearly equal as may be possible. In the event of any decrease in the number of Directors of the Company, all classes of Directors shall be decreased as nearly equally as may be possible.~~

Note: New language is indicated by underlining. Language to be deleted is lined out.

D-1

Exhibit E

Guidelines of

The Procter & Gamble Company Audit Committee
for Pre-Approval of Independent Auditor Services

      The Committee has adopted the following guidelines regarding the engagement of the Company’s independent auditor to perform services for the Company:

      For audit services (including statutory audit engagements as required under local country laws), the independent auditor will provide the Committee with an engagement letter during the July-September quarter of each year outlining the scope of the audit services proposed to be performed during the fiscal year. If agreed to by the Committee, this engagement letter will be formally accepted by the Committee.

      The independent auditor will submit to the Committee for approval an audit services fee proposal after acceptance of the engagement letter.

      For non-audit services, Company management will submit to the Committee for approval the list of non-audit services that it recommends the Committee engage the independent auditor to provide for the fiscal year. Company management and the independent auditor will each confirm to the Committee that each non-audit service on the list is permissible under all applicable legal requirements. In addition to the list of planned non-audit services, a budget estimating non-audit service spending for the fiscal year will be provided. The Committee will approve both the list of permissible non-audit services and the budget for such services. The Committee will be informed routinely as to the non-audit services actually provided by the independent auditor pursuant to this pre-approval process.

      To ensure prompt handling of unexpected matters, the Committee delegates to the Chair the authority to amend or modify the list of approved permissible non-audit services and fees. The Chair will report action taken to the Committee at the next Committee meeting.

      The independent auditor must ensure that all audit and non-audit services provided to the Company have been approved by the Committee. The Vice President of Internal Controls will be responsible for tracking all independent auditor fees against the budget for such services and report at least annually to the Audit Committee.

E-1

Printed on Recycled Paper

#0038-7124

VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions anytime before 11:59 p.m. on October 10, 2005. Have your proxy/voting instruction card in hand when you access the website and follow the instructions on the website.

The Procter & Gamble Company P.O. Box 5572 Cincinnati, OH 45201-5572	VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions anytime before 11:59 p.m. on October 10, 2005. Have your proxy/voting instruction card in hand when you call and follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy/voting instruction card and return it in the postage-paid envelope we have provided or return it to The Procter & Gamble Company, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

PGAMB1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY/VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE PROCTER & GAMBLE COMPANY

The Board of Directors recommends a vote FOR the following action.

Vote on Directors		For All	Withhold All	For All Except

1.	ELECTION OF DIRECTORS (terms expiring in 2008) Nominees: 01) Bruce L. Byrnes, 02) Scott D. Cook, 03) Charles R. Lee, 04) W. James McNerney, Jr. and 05) Ernesto Zedillo	☐	☐	☐

To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

The Board of Directors recommends a vote FOR the following proposals:

		For	Against	Abstain
Vote on Proposals

2.	Ratify Appointment of the Independent Registered Public Accounting Firm	☐	☐	☐

3.	Approve Amendment to Amended Articles of Incorporation and Code of Regulations to eliminate references to the Executive Committee	☐	☐	☐

4.	Approve amendment to the Code of Regulations to provide for the annual election of all Directors	☐	☐	☐

The Board of Directors recommends a vote AGAINST the following proposals:

		For	Against	Abstain

5.	Shareholder Proposal No. 1 Compliance with Animal Testing Policy	☐	☐	☐

6.	Shareholder Proposal No. 2 Sell the Company	☐	☐	☐

7.	Shareholder Proposal No. 3 Political Contributions	☐	☐	☐

NOTE: Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

AND

ADMISSION TICKET

This is notice of your invitation to attend the annual meeting of shareholders of The Procter & Gamble Company to be held on Tuesday, October 11, 2005 at 12:00 noon at the Procter & Gamble Hall at The Aronoff Center for the Arts, 650 Walnut Street, Cincinnati, Ohio.

In addition to reviewing the minutes of last year's annual meeting and the 2005 special meeting and receiving reports of officers, the purposes of the meeting are listed on the voting portion of the proxy card attached below to this Admission Ticket.

You should present this Admission Ticket in order to gain admittance to the meeting. This ticket admits only the shareholder listed on the reverse side and is not transferable. If the shares are held in the name of a broker, trust, bank or other nominee, you should bring with you a proxy or letter from the broker, trustee, bank or nominee confirming the beneficial ownership of the shares.

THE PROCTER & GAMBLE COMPANY

SHAREHOLDER’S PROXY AND CONFIDENTIAL VOTING INSTRUCTION CARD
Annual Meeting of Shareholders-Tuesday, October 11, 2005

     The undersigned hereby appoints Norman R. Augustine, Bruce L. Byrnes and A. G. Lafley (the “Proxy Committee”), and each of them (with respect to any shares of Common Stock held by the undersigned directly or via the Company’s Shareholder Investment Program) as proxies to attend the annual meeting of shareholders of the Company to be held on Tuesday, October 11, 2005 at 12:00 noon in Cincinnati, Ohio and any adjournment thereof and vote all shares held by or for the benefit of the undersigned: as indicated on the reverse side of this card for the election of Directors and on the Board of Directors and shareholder proposals listed; and, at their discretion, on such other matters as may properly come before the meeting. If you sign and return this card without marking, this proxy card will be treated as being FOR the election of Directors, FOR items 2, 3 and 4 and AGAINST the proposals listed as items 5, 6 and 7.

      This proxy also provides voting instructions for shares held by the Trustees of the Retirement Trust and the Employee Stock Ownership Trust of The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan (as applicable, with respect to shares of Common Stock and Series A and B ESOP Convertible Class A Preferred Stock held for the benefit of the undersigned) and directs such Trustees to vote all shares held for the benefit of the undersigned: as indicated on the reverse side of this card for the election of Directors and on the Board of Directors and shareholder proposals listed; and with the Proxy Committee on such other matters as may properly come before the meeting. The Trustees will vote shares of the Company’s Stock held by them for which instructions are not received in direct proportion to the voting of shares for which instructions have been received, provided that such voting is not contrary to the Employee Retirement Income Security Act of 1974, as amended. The Trustees will vote unallocated shares in direct proportion to voting by allocated shares of the same Class in aggregate, for which instructions have been received.

     This proxy/voting instruction card is solicited jointly by the Board of Directors of The Procter & Gamble Company and the Trustees of the Plan Trust listed above pursuant to a separate Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged. Votes should be received by the Company’s proxy tabulator, Automatic Data Processing, 51 Mercedes Way, Edgewood, NY 11717 by 11:59 p.m. on Monday, October 10, 2005, for Common shares to be voted and 4:00 p.m. on Friday, October 7, 2005 for the Trustees to vote the Plan shares. Automatic Data Processing will report separately to the Proxy Committee and to the Trustees as to proxies received and voting instructions provided, respectively. Individual proxy voting and voting instructions will be kept confidential by Automatic Data Processing and not provided to the Company.

Dear Shareholder:

On August 30, 2005 we sent you a notice and proxy statement plus proxy card for the annual meeting of shareholders of The Procter & Gamble Company to be held on Tuesday, October 11, 2005.

As of September 27 we have not received your proxy. If you have in fact already voted, we thank you. If not, we hope you will do so now.

In case you have lost the original proxy card and need a new one to respond at this time, we enclose a duplicate together with a return envelope. You can also vote by telephone or internet. Instructions are included on the proxy card.

Thank you for your attention to this matter.

THE PROCTER & GAMBLE COMPANY